Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF VIRGINIA

ROANOKE DIVISION

In re:	)	Chapter 11
)
LUNA INNOVATIONS	)
INCORPORATED, et al., [1]	)	Case No. 09-71811 (WFS)
)
Debtors.	)	Jointly Administered
)

FIRST AMENDED DISCLOSURE STATEMENT IN SUPPORT OF

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF

LUNA INNOVATIONS INCORPORATED, ET AL.,

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE2

Important Dates

Date by which ballots must be received:	January 8, 2010 by 11:59 p.m. Prevailing Eastern Time

Date by which objections to Confirmation of the Plan must be filed and served:	January 11, 2010 by 12:00 noon Prevailing Eastern Time

Hearing on Confirmation of the Plan:	January 12, 2010 at 2:00 p.m. Prevailing Eastern Time

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Luna Innovations Incorporated (0050) and Luna Technologies, Inc. (0845). The address for both Debtors is 1 Riverside Circle, Suite 400, Roanoke, VA 24016.

[2]	This First Amended Disclosure Statement is revised from the First Amended Disclosure Statement filed on December 11, 2009 at Docket No. 479.

i

A.	DESCRIPTION OF CLASSES		37
B.	TREATMENT OF CLASSIFIED CLAIMS		40
C.	TREATMENT OF UNCLASSIFIED CLAIMS		43
D.	IMPLEMENTATION OF THE PLAN		45
	1.	Retention of Property of the Estates.	45
	2.	Postconfirmation Operations of the Debtors	46
	3.	Management of Luna.	46
	4.	Management of LTI.	47
	5.	Determination and Settlement of Hansen Claims.	48
	6.	Relationship of the Confirmation Order to the Hansen Settlement Documents.	55
	7.	Section 365(n) Finding.	55
	8.	Timing and Effectiveness of Liens.	55
	9.	Other Relevant Plan Provisions Regarding Hansen Claims	56
	10.	Retained Claims and Defenses.	57
	11.	Reserves for Disputed Claims.	58
	12.	Full and Final Satisfaction.	58
	13.	Source of Funds for Distributions.	59
	14.	Distribution Procedures.	59
	15.	Disbursing Agent.	60
	16.	Disputed Claims.	60
	17.	Unclaimed Distributions.	61
	18.	Setoff.	61
	19.	Taxes.	62
	20.	De Minimis Distributions.	62
E.	EXECUTORY CONTRACTS		63
	1.	Assumption.	63
	2.	Rejection.	63
	3.	Assumption Obligations.	64
	4.	Effect of Confirmation Order.	64
	5.	Post-Petition Agreements.	65
	6.	Insurance of Debtors.	65
	7.	Employee Benefit Programs.	65
	8.	Luna Incentive Plans.	66
	9.	Survival of Indemnification Obligations.	66
F.	CONDITIONS TO CONFIRMATION OF THE PLAN		66
G.	CONDITIONS TO THE EFFECTIVENESS		66
H.	WAIVER OF CONDITIONS		67
I.	EFFECTS OF CONFIRMATION		67
	1.	Binding Effect	67
	2.	Property Revests Free and Clear.	68
	3.	Discharge.	68
	4.	Limitation of Liability	69
	5.	Exoneration.	69
	6.	Releases.	71
J.	TAX IMPLICATIONS		72

ii

	1.	Holders of Claims.	74
	2.	Non-United States Persons.	75
	3.	Importance of Obtaining Professional Tax Assistance.	75
K.	RISKS UNDER THE PLAN		75
L.	“CRAM DOWN,” ABSOLUTE PRIORITY RULE AND LIQUIDATION ANALYSIS		76

VI. CONFIRMATION OF THE PLAN			78

A.	CONFIRMATION HEARING.		78
B.	REQUIREMENTS FOR CONFIRMATION		79
C.	CLASSIFICATION OF CLAIMS AND INTERESTS		79
D.	ACCEPTANCE		80
E.	FEASIBILITY		80
F.	ALTERNATIVES TO CONFIRMATION OF PLAN		86

VII. CONCLUSION			86

iii

I.

PRELIMINARY STATEMENT AND DEFINITIONS

Luna Innovations Incorporated (“Luna”), and its related debtor affiliate Luna Technologies, Inc. (“LTI,” and, with Luna, the “Debtors”), in the above-captioned cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), submit this first amended disclosure statement, as it may be further amended (the “Disclosure Statement”) in support of the First Amended Joint Plan of Reorganization of Luna Innovations Incorporated and Luna Technologies, Inc. dated December 18, 2009 (as it may be further amended, and together with the Exhibits to it, the “Plan”). The Plan provides for a 100% pay-out to creditors holding Claims, with postpetition interest, other than Hansen Medical Inc. (“Hansen”), which has agreed to different treatment as set forth in this Disclosure Statement and the Plan. For the reasons set forth herein, if the Plan is not confirmed, the Debtors believe that creditors holding Claims will receive a lesser recovery. Consequently, the Debtors urge all Creditors to vote for the Plan.

The Debtors filed their original plan (the “Original Plan”) and disclosure statement (the “Original Disclosure Statement”) on July 17, 2009 (Docket No. 30) contemporaneously with the filing of the Chapter 11 Cases. The Debtors have filed this first amended Disclosure Statement in connection with the Plan, to reflect a proposed settlement (the “Hansen Settlement”) with Hansen as described herein, among other things. The Debtors intend to seek the expeditious confirmation of the Plan for the purpose of preserving the Debtors’ business as a going concern, restructuring the Debtors’ business, preserving the jobs of the Debtors’ employees, and obtaining a prompt exit from these bankruptcy proceedings for the benefit of the Debtors’ estates, creditors, and employees.

Unless otherwise noted, the definitions contained in the Bankruptcy Code are incorporated herein by this reference, provided that the definitions set forth in Article I of the Plan shall apply to capitalized terms that are not otherwise defined herein.

Enclosed with the copy of this Disclosure Statement that is being served are the Plan and all Exhibits thereto, including the Hansen Settlement Documents (Exhibits C-1 through C-10 to the Plan), and the proposed form of order for confirmation of the Plan (the “Confirmation Order”), which form is acceptable to the Debtors and Hansen;

The Debtors do not believe that there are any valid Claims in Class 1 (Priority Employee Claims) or Class 2 (Miscellaneous Secured Claims), which are impaired under the Plan. The only other impaired Class, Class 5a (Hansen Claims), is deemed to have accepted the Plan. Accordingly, there are no holders of Claims in any impaired Class to whom the Debtors could send a ballot.

Attached as Exhibits to this Disclosure Statement are copies of the following documents:

•	Projected Financial Information (Exhibit A); and

The documents filed with the SEC are available at a website maintained by the SEC at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the SEC.

This Disclosure Statement contains information with respect to the Debtors and the Plan. On [    ], 2010, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order approving this Disclosure

Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical reasonable investors typical of the holders of Claims against and Interests in the Debtors to make an informed judgment in voting to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

II.

INTRODUCTION AND PLAN OVERVIEW

A. Introduction

On July 17, 2009 (the “Petition Date”), each of the Debtors commenced their respective chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for relief under the Bankruptcy Code. The Chapter 11 Cases are being administered in the United States Bankruptcy Court for the Western District of Virginia (Roanoke Division) (the “Bankruptcy Court”). The Debtors are also collectively referred to herein as the “Company.”

The Original Plan provided for the estimation of the Hansen Claims. After the Original Plan was filed, Hansen opposed the Debtors’ attempt to estimate the Hansen Claims. However, both the Debtors and Hansen were concerned about the prospects of ongoing litigation. As a consequence, Hansen and the Debtors fashioned the Hansen Settlement, comprised of several interrelated agreements (each, as appended to the Plan, a “Hansen Settlement Document,” and collectively, the “Hansen Settlement Documents”) the effectiveness of which the Debtors believe will enable them to reorganize under the Plan. The Hansen

Settlement is described more specifically herein in Section V.D and in the Hansen Settlement Documents whose terms are incorporated into the Plan and are proposed to be approved by the Confirmation Order.

Pursuant to section 1125 of the Bankruptcy Code, this Disclosure Statement is being distributed to you for the purpose of enabling you to make an informed judgment about the Plan. The Debtors have examined various alternatives and, based on information contained in this Disclosure Statement, have concluded that the Plan provides the best recovery possible to Creditors.

The Plan is subject to the satisfaction of several conditions, including each of the following:

(i) The execution and effectiveness of the Hansen Settlement Documents.

(ii) The Confirmation Order shall have been entered.

This Disclosure Statement describes the Plan and contains information concerning, among other matters, (1) the history, business, results of operations, management, properties and liabilities of and pending litigation of and against the Debtors, and (2) the amounts that will be available for distribution to Creditors under the Plan. The Debtors strongly urge you to carefully review the contents of this Disclosure Statement and the Plan (including the exhibits to each) before making a decision to accept or reject the Plan.

Your vote on the Plan is important. In order for the Plan to be accepted by an impaired Class of Claims, the holders of two-thirds (2/3) in dollar amount and more than one- half

(1/2) in number of Allowed Claims in such Class who vote on the Plan must vote for acceptance. Under the Plan, however, most Classes of Claims are not impaired and will be paid in full with post-petition interest.

The Debtors urge you to accept the Plan by completing and returning the enclosed ballot by no later than the deadline set forth above.

B. Information Regarding The Plan

1. Plan Governing Document.

Although the Debtors believe that this Disclosure Statement accurately describes the Plan, all summaries of the Plan contained in this Disclosure Statement are qualified by the Plan itself and the documents described therein which are controlling, including the Hansen Settlement Documents.

2. Source of Information.

Factual information contained in this Disclosure Statement has been provided by the Debtors or has been obtained from the Debtors’ records, except where otherwise specifically noted. All financial information contained in this Disclosure Statement has been prepared by the Debtors or has been obtained from their records. None of the Debtors’ attorneys, accountants, or other professionals makes any representation regarding such information. The Debtors do not represent or warrant that the information contained in this Disclosure Statement is free from any inaccuracy. The Debtors have, however, attempted to present the information accurately and fairly and believe that the information is substantially accurate. The assumptions underlying the projections contained in this Disclosure Statement concerning sources and amounts of payments to Creditors represent the best estimate of the Debtors as to what they expect will happen.

Because these are only assumptions about or predictions of future events, many of which are beyond the Debtors’ control, there can be no assurances that the assumptions will in fact materialize or that the projected realizations will in fact be met. Except as otherwise provided herein, this Disclosure Statement will not reflect any events which occurred subsequent to the date that the Debtors submitted this Disclosure Statement to the Bankruptcy Court for approval.

3. Warning Regarding Federal and State Income Tax Consequences of the Plan.

The tax consequences of the Plan will vary based on the individual circumstances of each holder of a Claim or Interest. Accordingly, each Creditor and Interest holder is strongly urged to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan and to carefully read Article V.K of this Disclosure Statement.

4. Bankruptcy Court Approval.

At the Confirmation Hearing scheduled for January 12, 2010, the Debtors will seek approval of this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable a hypothetical, reasonable investor to make an informed judgment about the Plan. The Bankruptcy Court has approved the Debtors’ sending this Disclosure Statement to you and, if applicable, soliciting your acceptance or rejection of the Plan, prior to such hearing on the approval of this Disclosure Statement. The Bankruptcy Court has not passed on the Plan itself, nor has it conducted a detailed investigation into the contents of this Disclosure Statement.

C. Voting Instructions

1. Who May Vote.

The Plan divides Allowed Claims and Interests into multiple Classes. Under the Bankruptcy Code, only Classes that are “impaired” by the Plan are entitled to vote (unless the Class receives no compensation or payment, in which event the Bankruptcy Code provides that the Class is conclusively deemed not to have accepted the Plan). A Class is “impaired” if the legal, equitable or contractual rights attaching to the Claims or Interests of the Class are modified, other than by curing defaults and reinstating maturities.

Under the Plan, Administrative Claims, including Claims for Professional Fees, and Priority Tax Claims, are unclassified and are not entitled to vote.

Class 1 (Priority Employee Claims) and Class 2 (Miscellaneous Secured Claims) are impaired by the Plan. Class 5a (Hansen Claims) is impaired, but is deemed to have accepted the Plan. Class 3 (Carilion Claims), Class 4 (Unsecured Claims), Class 5b (Litigation Claims) and Class 6 (Interests) are unimpaired under the Plan and are each conclusively deemed to have accepted the Plan.

Accordingly, only the holders, if any, of Claims in Classes 1 (Priority Employee Claims) and Class 2 (Miscellaneous Secured Claims) are entitled to vote to accept or reject the Plan.

2. How to Vote.

The Debtors do not believe that there are any valid Claims in Class 1 (Priority Employee Claims) or Class 2 (Miscellaneous Secured Claims), which Classes are impaired under the Plan. The only other impaired Class, Class 5a (Hansen Claims), is deemed to have accepted the Plan. Accordingly, there are no holders of Claims in any impaired Class to whom the Debtors could send a ballot. If the Debtors determine otherwise, they reserve the right to provide a form of ballot to Creditors in Classes 1 and 2, by which Creditors in such Classes may vote their acceptance or rejection of the Plan. The ballot for voting on the Plan, if any, will give you if you are a Creditor in either such Class, the choice to vote for or against the Plan. To vote on the Plan if you receive such ballot, please complete the ballot, as indicated thereon, (1) by indicating on the enclosed ballot that (a) you accept the Plan or (b) reject the Plan, and (2) by signing your name and mailing the ballot in the envelope provided for this purpose. Epiq Bankruptcy Solutions, LLC, as the claims, notice and balloting agent (the “Claims Agent”) appointed by the Bankruptcy Court in these Chapter 11 Cases, will count the votes on any such ballots.

IN ORDER TO BE COUNTED, BALLOTS (IF ANY) MUST BE COMPLETED, SIGNED AND RECEIVED BY THE CLAIMS AGENT BY NO LATER THAN 4:00 P.M. EASTERN TIME ON JANUARY 8, 2010 AT THE FOLLOWING ADDRESS:

If by overnight courier or hand delivery:

Luna Innovations Incorporated, et al., Ballot Processing

c/o Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3rd floor

New York, NY 10017

Attention: Herb Baer

If by standard mail (including U.S. Express Mail):

Luna Innovations Incorporated, et al., Ballot Processing

c/o Epiq Bankruptcy Solutions, LLC

FDR Station

P.O. Box 5014

New York, NY 10150-5014

Attention: Herb Baer

DO NOT SEND YOUR BALLOT VIA FACSIMILE OR E-MAIL.

In determining acceptances of the Plan, the vote of a Creditor will only be counted if submitted by a Creditor whose Claim is an Allowed Claim. Generally speaking, a Creditor holds an Allowed Claim if such Claim is duly scheduled by the Debtors as other than disputed, contingent or unliquidated, or the Creditor has timely filed with the Bankruptcy Court a proof of claim which has not been objected to or disallowed prior to computation of the votes on the Plan. The ballot form which you received does not constitute a proof of claim.

IF YOUR BALLOT IS NOT PROPERLY COMPLETED, SIGNED AND RECEIVED AS DESCRIBED ABOVE, IT WILL NOT BE COUNTED. IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY REQUEST A REPLACEMENT BY SENDING A WRITTEN REQUEST TO THE ADDRESS SHOWN ABOVE. FACSIMILE OR ELECTRONICALLY TRANSMITTED BALLOTS WILL NOT BE COUNTED.

D. Confirmation

“Confirmation” is the technical phrase for the Bankruptcy Court’s approval of a plan under chapter 11 of the Bankruptcy Code. At the hearing on Confirmation of the Plan (the “Confirmation Hearing”), the Debtors must demonstrate that they have met the requirements of section 1129 of the Bankruptcy Code in order to confirm the Plan. If the Bankruptcy Court determines that all of the requirements of section 1129 have been satisfied, the Bankruptcy Court will enter an order confirming the Plan.

Voting is tabulated by Class. As discussed above, an impaired Class of Creditors has accepted a Plan if the Plan has been accepted by two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of Creditors holding Allowed Claims in that Class who actually vote to accept or reject the Plan.

E. Hearing on Confirmation

The Bankruptcy Court has scheduled the Confirmation Hearing to occur on January 12, 2010 at 2:00 p.m., to determine whether the Plan has been accepted by the requisite number of Creditors and whether the other requirements for Confirmation of the Plan have been satisfied. The Confirmation Hearing will be held at the United States Bankruptcy Court for the Western District of Virginia (Roanoke Division), located at 210 Church Avenue, S.W., Roanoke, Virginia 24011, before the Honorable William F. Stone. The Confirmation Hearing may be continued from time to time and day to day by announcement in open court without further notice. If the Bankruptcy Court confirms the Plan, it will enter the Confirmation Order.

Class 5a (Hansen Claims) has agreed to the terms of the Plan and is deemed to have accepted the Plan. Even if there are Creditors in Class 1 (Priority Employee Claims) or Class 2 (Miscellaneous Secured Claims), and either or both of Class 1 (Priority Employee Claims) or Class 2 (Miscellaneous Secured Claims) votes against the Plan, the Plan may nevertheless be confirmed by the Bankruptcy Court, notwithstanding the negative vote of that Class, so long as certain statutory requirements, including the acceptance of the Plan by Class 5a (Hansen Claims) as set forth above, are met by the Plan. This is called a “cram down” and is further explained below. The Debtors may seek confirmation of the Plan through a cram down.

F. Objections to Confirmation

Any objections to Confirmation of the Plan (“Confirmation Objections”) must be in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Western District of Virginia and be filed with the United States Bankruptcy Court on or before January 11, 2010 at 12:00 noon (the “Confirmation Objection Deadline”), which is the date set forth in the notice of the Confirmation Hearing sent to you with this Disclosure Statement and the Plan.

Counsel on whom Confirmation Objections must be served are:

Counsel for the Debtors

Pachulski Stang Ziehl & Jones LLP

Attn: Laura Davis Jones, Esquire

919 North Market Street, 17 th Floor

P.O. Box 8705

Wilmington, DE 19899-8705 (Courier 19801)

and

Magee, Foster, Goldstein & Sayers, P.C.

Attn: A. Carter Magee, Jr., Esq.

310 First Street, S.W., Suite 1200

Roanoke, Virginia 24011

Counsel for Hansen

Morrison & Foerster LLP

Attn: G. Larry Engel

425 Market Street

San Francisco, CA 94105-2482

and

Hunton & Williams LLP

Attn: Benjamin C. Ackerly

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Office of the United States Trustee

Office of the United States Trustee

    for the Western District of Virginia (Roanoke Office)

First Campbell Square Building

210 First Street, SW, Suite 505

Roanoke, VA 24011

G. Cramdown

A court may confirm a plan, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims and the plan meets the “cram down” requirements set forth in section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code requires that the court find that a plan is “fair and equitable” and does not “discriminate unfairly” with respect to each non-accepting impaired class of claims or interests. With respect to a dissenting class of unsecured claims, the “fair and equitable” standard requires, among other things, that a plan contain one of two elements. It must either provide that (a)each holder of an unsecured claim in such class will receive or retain property having a value, as of the effective date of the plan, equal to the allowed amount of its claim, or (b)no holder of an allowed claim or interest in any junior class will receive or retain any property on account of such claim or interest. With respect to a dissenting class of interests, the “fair and equitable” standard requires that the plan contain one of two elements. It must either provide that (i) each holder of an interest in the class receive or retain property having a value, as of the effective date of the plan, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, or the value of such interest, or (ii) no holder of an interest in any junior class will receive or retain any property on account of such interest. The strict requirement of the allocation of full value to dissenting classes before junior classes can receive a distribution is known as the “absolute priority rule.”

The Debtors may request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code based on the acceptance of the Plan by Class 5a (Hansen Claims), even if either or both of Class 1 (Priority Employee Claims) and Class 2 (Miscellaneous Secured Claims) votes to reject the Plan.

H. Disclaimers

THIS DISCLOSURE STATEMENT CONTAINS INFORMATION WHICH MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS’ PROPOSED PLAN. PLEASE READ THIS DOCUMENT WITH CARE. THE PURPOSE OF THE DISCLOSURE STATEMENT IS TO PROVIDE “ADEQUATE INFORMATION” OF A KIND, AND IN SUFFICIENT DETAIL, AS FAR AS IS REASONABLY PRACTICABLE IN LIGHT OF THE NATURE AND HISTORY OF THE DEBTORS AND THE CONDITION OF THE DEBTORS’ BOOKS AND RECORDS, THAT WOULD ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OR INTERESTS OF THE RELEVANT CLASS TO MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

FOR THE CONVENIENCE OF CREDITORS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ANY SUMMARY. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

NO REPRESENTATIONS CONCERNING THE DEBTORS’ FINANCIAL CONDITION OR ANY ASPECT OF THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE WHICH ARE OTHER THAN AS CONTAINED IN OR INCLUDED WITH THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION TO ACCEPT OR REJECT THE PLAN.

THE FINANCIAL INFORMATION CONTAINED HEREIN, UNLESS OTHERWISE INDICATED, IS UNAUDITED. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE DEBTORS’ FINANCIAL MATTERS, THE BOOKS AND RECORDS OF THE DEBTORS, UPON WHICH THIS DISCLOSURE STATEMENT IN PART IS BASED, MAY BE INCOMPLETE OR INACCURATE. REASONABLE EFFORT HAS BEEN MADE, HOWEVER, TO ENSURE THAT ALL SUCH INFORMATION IS FAIRLY PRESENTED.

PACHULSKI STANG ZIEHL & JONES LLP (“PSZJ”), COMMENCED REPRESENTING THE COMPANY ON OR ABOUT APRIL 20, 2009, AS GENERAL BANKRUPTCY COUNSEL. PSZJ AND ALL COUNSEL TO THE DEBTORS HAVE RELIED UPON INFORMATION PROVIDED BY THE DEBTORS IN CONNECTION WITH PREPARATION OF THIS DISCLOSURE STATEMENT. ALTHOUGH COUNSEL FOR THE DEBTORS HAVE PERFORMED CERTAIN LIMITED DUE DILIGENCE IN CONNECTION WITH THE PREPARATION OF THIS DISCLOSURE STATEMENT, COUNSEL HAVE NOT INDEPENDENTLY VERIFIED ALL OF THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. NEITHER THE SEC NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT, THE EXHIBITS HERETO OR THE STATEMENTS CONTAINED HEREIN.

THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH CREDITOR OR INTEREST HOLDER SHOULD CONSULT HIS OR HER OWN LEGAL COUNSEL AND ACCOUNTANT AS TO LEGAL, TAX AND OTHER MATTERS CONCERNING HIS OR HER CLAIM.

I. An Overview of the Chapter 11 Process

Chapter 11 of the Bankruptcy Code contains numerous provisions, the general effect of which are to provide the debtor with “breathing space” within which to propose a restructuring of its obligations to third parties. The filing of a chapter 11 bankruptcy petition creates a bankruptcy “estate” comprised of all of the property interests of the debtor. Unless a trustee is appointed by the Bankruptcy Court for cause (no trustee has been appointed in these Chapter 11 Cases), a debtor remains in possession and control of all its assets as a “debtor in possession.” The debtor may continue to operate its business in the ordinary course on a day-to-day basis without Bankruptcy Court approval. Bankruptcy Court approval is only required for various enumerated kinds of transactions (such as certain financing transactions) and transactions out of the ordinary course of the debtor’s business. The filing of the bankruptcy petition also gives rise to what is known as the “automatic stay” which is a federal injunction that, generally, enjoins creditors from taking any action to collect or recover obligations owed by a debtor prior to the commencement of a chapter 11 case. The Bankruptcy Court, however, can grant relief from the automatic stay, under certain specified conditions or for cause.

The Bankruptcy Code authorizes the creation of one or more official committees to protect the interests of some or all creditors or equity security interest holders. No committee was appointed in these Chapter 11 Cases, to represent the collective interests of general unsecured creditors or otherwise.

A chapter 11 debtor emerges from bankruptcy as a reorganized debtor by successfully confirming a plan of reorganization. A plan may either be consensual or non-consensual and provides, among other things, for the treatment of the claims of creditors and interests of shareholders. The provisions of the Plan are summarized below.

J. Plan Overview

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan and the Hansen Settlement Documents that are exhibits thereto. A “Summary of Classification and Treatment of Claims and Interests Under the Plan” is set forth in Section II.J.1 below.

The Plan provides for the classification and treatment of Claims against and Interests in the Debtors. The Plan designates 7 (seven) Classes, and certain subclasses, which classify all Claims and Interests in the Debtors.

1. Summary of Classification and Treatment of Claims and Interests Under the Plan

The following chart briefly summarizes the treatment of Creditors and Interest holders under the Plan.3 Amounts listed below are estimated. Actual Claims will vary depending upon the outcome of possible objections to Claims.

CLASS	DESCRIPTION	ESTIMATE OF CLAIM AMOUNTS AND RECOVERIES[4]	TREATMENT
N/A	ADMINISTRATIVE CLAIMS	Amount: $986,456.00 Recovery: 100%	CASH EQUAL TO THE ALLOWED AMOUNT OF SUCH CLAIM, UNLESS SUCH HOLDER SHALL HAVE AGREED TO DIFFERENT TREATMENT OF SUCH CLAIM, AT THE SOLE OPTION OF THE DEBTORS OR THE REORGANIZED DEBTORS, AS THE CASE MAY BE: (A) ON OR AS SOON AS PRACTICABLE AFTER THE LATER OF (I) THE EFFECTIVE DATE, OR (II) THE DATE UPON WHICH THE BANKRUPTCY COURT ENTERS A FINAL ORDER DETERMINING OR APPROVING SUCH CLAIM; (B) IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF AGREEMENTS BETWEEN THE HOLDERS OF SUCH CLAIMS AND THE DEBTORS OR THE REORGANIZED DEBTORS, AS THE CASE MAY BE; (C) WITH RESPECT TO ADMINISTRATIVE CLAIMS REPRESENTING OBLIGATIONS INCURRED IN THE ORDINARY COURSE OF THE DEBTORS’ BUSINESS, UPON SUCH REGULAR AND CUSTOMARY PAYMENT OR PERFORMANCE TERMS AS MAY EXIST IN THE ORDINARY COURSE OF THE DEBTORS’ BUSINESS OR AS OTHERWISE PROVIDED IN THE PLAN; OR (D) WITH RESPECT TO STATUTORY FEES DUE PURSUANT TO 28 U.S.C. § 1930(A)(6), AT ALL APPROPRIATE TIMES, UNTIL THE ENTRY OF A FINAL DECREE OR AN ORDER CONVERTING OR DISMISSING THE CASE.

N/A	PROFESSIONAL FEE CLAIMS	Amount: $1,221,336.00 Recovery: 100%	UNLESS DIFFERENT TREATMENT IS AGREED UPON BY THE APPLICABLE PROFESSIONAL AND THE DEBTORS, THE DEBTORS SHALL

[3]

This chart is only a summary of the classification and treatment of Claims and Interests under the Plan. References should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

[4]

The foregoing estimates are provided solely for informational purposes and shall not constitute an admission as to the Debtors’ liability on any Claims asserted against any of their Estates and shall not be binding on the Debtors. The Debtors reserve all rights to object to any Claim on any and all available grounds. The estimated recovery amounts may change based on the actual amount of Claims in each Class that become Allowed Claims.

CLASS	DESCRIPTION	ESTIMATE OF CLAIM AMOUNTS AND RECOVERIES[4]	TREATMENT
PAY PROFESSIONALS FOR ALL OF THEIR RESPECTIVE ACCRUED AND ALLOWED FEES AND REIMBURSEMENT OF EXPENSES ARISING PRIOR TO THE EFFECTIVE DATE AFTER APPROVAL BY THE BANKRUPTCY COURT, PLUS ANY POST-EFFECTIVE DATE FEES.

N/A	PRIORITY TAX CLAIMS	Amount: $73,758.00 Recovery: 100%	ONE OF THE FOLLOWING TREATMENTS: (I) PAYMENT IN FULL WITHOUT INTEREST FROM THE PETITION DATE, ON THE LATER TO OCCUR OF (A) THE EFFECTIVE DATE, OR AS SOON AS PRACTICABLE THEREAFTER, OR (B) THE DATE ON WHICH SUCH CLAIM SHALL HAVE BECOME AN ALLOWED CLAIM; OR (II) DEFERRED CASH PAYMENTS TO THE EXTENT PERMITTED BY SECTION 1129(A)(9) OF THE BANKRUPTCY CODE WITH INTEREST ON THE UNPAID PORTION OF SUCH CLAIM AT THE RATE OF FIVE PERCENT (5%) PER ANNUM, OR SUCH OTHER RATE AS MAY BE DETERMINED BY THE BANKRUPTCY COURT OR AGREED UPON BY THE REORGANIZED DEBTOR(S) AND SUCH HOLDER PROVIDED THAT, IN THE EVENT THE REORGANIZED DEBTORS CHOOSE PAYMENT OPTION (II), THE REORGANIZED DEBTORS MAY PREPAY ANY SUCH CLAIMS AT ANY TIME WITHOUT PREMIUM OR PENALTY; THE DEBTORS ARE NOT CURRENTLY AWARE OF THE EXISTENCE OF ANY PRIORITY TAX CLAIMS AGAINST EITHER DEBTOR

1	PRIORITY EMPLOYEE CLAIMS	Amount: $0 Recovery: 100%	PAYMENT IN CASH IN AN AMOUNT EQUAL TO THE DIFFERENCE BETWEEN (I) SUCH ALLOWED EMPLOYEE PRIORITY CLAIM, AND (II) THE AMOUNT OF ANY PERMITTED EMPLOYEE PAYMENTS MADE TO THE HOLDER OF SUCH CLAIM, ON THE LATEST OF: (A) THE EFFECTIVE DATE, OR AS SOON THEREAFTER AS PRACTICABLE; (B) SUCH DATE AS MAY BE FIXED BY THE BANKRUPTCY COURT, OR AS SOON THEREAFTER AS PRACTICABLE; (C) THE TENTH BUSINESS DAY AFTER SUCH CLAIM IS ALLOWED, OR AS SOON THEREAFTER AS PRACTICABLE; AND (D) SUCH DATE AS THE HOLDER OF SUCH CLAIM AND THE REORGANIZED DEBTORS MAY AGREE
2	MISCELLANEOUS SECURED CLAIMS (EACH SECURED	Amount: $0 Recovery: 100%	EACH DEBTOR SHALL ELECT, IN ITS DISCRETION, ONE OF THE FOLLOWING ALTERNATIVE TREATMENTS FOR EACH

CLASS	DESCRIPTION	ESTIMATE OF CLAIM AMOUNTS AND RECOVERIES[4]	TREATMENT
	CREDITOR IN A SEPARATE SUBCLASS IDENTIFIED AS CLASS 2A, CLASS 2B, ETC.)		SUCH ALLOWED SECURED CLAIM IN A PARTICULAR SUBCLASS: (A) LUNA OR LTI, AS APPLICABLE, WILL LEAVE UNALTERED THE LEGAL, EQUITABLE, AND CONTRACTUAL RIGHTS CONSTITUTING SUCH CLAIM, INCLUDING, WITHOUT LIMITATION, ANY LIENS RELATED THERETO AND, ON THE EFFECTIVE DATE, SUCH CLAIM SHALL BE REINSTATED AND CURED; (B) LUNA OR LTI, AS APPLICABLE, WILL ABANDON OR SURRENDER TO THE HOLDER OF SUCH CLAIM THE PROPERTY OF THE RESPECTIVE ESTATE SECURING SUCH ALLOWED SECURED CLAIM, IN FULL SATISFACTION AND RELEASE OF SUCH CLAIM; OR (C) LUNA OR LTI, AS APPLICABLE, WILL PAY TO THE HOLDER OF SUCH CLAIM CASH EQUAL TO THE AMOUNT OF SUCH CLAIM, OR SUCH LESSER AMOUNT TO WHICH THE HOLDER OF SUCH CLAIM AND THE APPLICABLE DEBTOR SHALL AGREE, IN FULL SATISFACTION AND RELEASE OF SUCH CLAIM; THE DEBTORS ARE NOT CURRENTLY AWARE OF THE EXISTENCE OF ANY MISCELLANEOUS SECURED CLAIMS AGAINST EITHER DEBTOR

3	CARILION CLAIMS	Amount: $5,000,000.00 plus $1,225,000.00 of accrued interest not yet due Recovery: 100%	ON THE EFFECTIVE DATE, THE CARILION NOTES SHALL BE REINSTATED AND THE REORGANIZED DEBTORS SHALL CURE AND SATISFY SUCH CLAIMS IN FULL BY THE PAYMENT, IN CASH, WHEN DUE AND PAYABLE UNDER THE CARILION NOTES (NOT TAKING INTO ACCOUNT ANY PRE-EFFECTIVE DATE DEFAULT, IF ANY), OF (A) ACCRUED INTEREST AT THE NON-DEFAULT RATE ESTABLISHED UNDER THE CARILION NOTES, PLUS (B) ANY REASONABLE FEES, COSTS OR CHARGES PROVIDED FOR UNDER THE CARILION NOTES

CLASS	DESCRIPTION	ESTIMATE OF CLAIM AMOUNTS AND RECOVERIES[4]	TREATMENT
4	UNSECURED CLAIMS	Amount: $2,066,747.00 Recovery: 100%	EXCEPT TO THE EXTENT THAT A HOLDER OF AN ALLOWED UNSECURED CLAIM SHALL HAVE OTHERWISE AGREED WITH THE DEBTOR(S) IN WRITING, EACH HOLDER OF AN ALLOWED UNSECURED CLAIM SHALL RECEIVE, IN EXCHANGE FOR AND IN FULL AND FINAL SATISFACTION OF SUCH CLAIM, A CASH PAYMENT EQUAL TO THE SUM OF (A) 100% OF THE AMOUNT OF SUCH CLAIM, AND (B) INTEREST AT THE PLAN INTEREST RATE FROM THE PETITION DATE THROUGH THE DATE OF DISTRIBUTION ON SUCH CLAIM OR PORTION THEREOF

5a	HANSEN CLAIMS	Amount Claimed by Hansen: $36,303,643.00[5] Recovery: 15% to 20% depending on a number of variables, including fair value and present value calculations

$5 MILLION SECURED NOTES, SUBJECT TO CONDITIONAL SUBORDINATION TO ONE WORKING CAPITAL LENDER;

CERTAIN PURCHASE DISCOUNT CREDITS AGGREGATING UP TO $5 MILLION OVER TIME;

ISSUANCE OF 9.9% OF THE LUNA COMMON STOCK WITH A THREE-YEAR WARRANT TO ENABLE HANSEN TO PRESERVE SUCH OWNERSHIP PERCENTAGE;

ENTRY OF A DEVELOPMENT AND SUPPLY AGREEMENT BY AND BETWEEN HANSEN AND LUNA (AS DEFINED IN THE HANSEN SETTLEMENT DOCUMENTS);

ENTRY OF A LICENSE AGREEMENT BY AND BETWEEN HANSEN AND LUNA (AS DEFINED IN THE HANSEN SETTLEMENT DOCUMENTS);

ENTRY OF A CROSS LICENSE AGREEMENT BY AND BETWEEN INTUITIVE AND HANSEN (AS DEFINED IN THE HANSEN SETTLEMENT DOCUMENTS);

AND

CERTAIN MUTUAL RELEASES.

5b	LITIGATION CLAIMS	Amount: $13,000.00 Recovery: 100%	EXCEPT TO THE EXTENT THAT A HOLDER OF AN ALLOWED LITIGATION CLAIM SHALL HAVE OTHERWISE AGREED WITH THE DEBTOR(S) IN WRITING, EACH HOLDER OF AN ALLOWED LITIGATION CLAIM SHALL RECEIVE, IN EXCHANGE FOR AND IN FULL AND FINAL SATISFACTION OF SUCH CLAIM, A CASH PAYMENT EQUAL TO THE SUM OF

[5]	This amount is neither an admission by the Debtors that such an amount is valid, allowable or payable, nor is it an admission by Hansen that its rights and claims are not far larger.

CLASS	DESCRIPTION	ESTIMATE OF CLAIM AMOUNTS AND RECOVERIES[4]	TREATMENT
(A) 100% OF THE AMOUNT OF SUCH CLAIM, AND (B) INTEREST AT THE PLAN INTEREST RATE FROM THE PETITION DATE THROUGH THE DATE OF DISTRIBUTION ON SUCH CLAIM OR PORTION THEREOF

6	INTERESTS	Amount: All Issued and Outstanding Shares	EACH HOLDER OF AN INTEREST SHALL RETAIN THEIR INTERESTS.

2. Projected Distributions Under the Plan

a. Distributions to Holders of Secured Claims

As stated above, the Plan creates one (1) Class of Secured Claims: Class 2 (Miscellaneous Secured Claims). The Debtors do not believe that there are any Class 2 Miscellaneous Secured Claims.

b. Distributions to Holders of Class 1 Priority Employee Claims, Class 3 Carilion Claims, Class 4 Unsecured Claims and Class 5b Litigation Claims

The Debtors estimate that the amounts of the prepetition Claims in Class 1 (Priority Employee Claims), Class 3 (Carilion Claims), Class 4 (Unsecured Claims) and Class 5b (Litigation Claims) are as follows: Class 1 – $0; Class 3 – approximately $6,225,000.00; Class 4 – approximately $2,066,747.00 (exclusive of potential claims arising from any rejection of executory contracts or unexpired leases rejected pursuant to the Plan, if any); Class 5a – for purposes of this section, as described herein and as set forth in the Hansen Settlement Documents, and Class 5b – $13,000.00.

Summary of Projected Distributions Under the Plan

Cash Required to for Payments Under the Plan	$4,061,296.00
Amount of Cash to Fund Distributions on Allowed Administrative Claims, including Professional Fees	$3,207,791.00
Amount of Cash to Fund Distributions on Allowed Priority Tax Claims	$73,758.00
Amount of Cash to Fund Distributions on Allowed Class 1 Employee Priority Claims	$0
Amount of Cash for Distributions on Class 2 Miscellaneous Secured Claims	$0
Amount of Cash for Distribution on Allowed Class 3 Carilion Claims	$0 (Reinstated and Paid at Maturity)
Amount of Cash to Fund Distributions on Allowed Class 4 Unsecured Claims	$1,066,747.00
Amount of Cash to Fund Distributions on Allowed Class 5a Hansen Claims	Notes and discounts to be paid after the Effective Date, issuance of 9.9% of Luna Common Stock, and entry of the Hansen Settlement Documents.
Amount of Cash to Fund Distributions on Allowed Class 5b Litigation Claims	$13,000.00

TOTAL	$4,061,296.00

III.

HISTORY, ORGANIZATION AND ACTIVITIES OF THE DEBTORS

A. Description of the Debtors6

The Debtors are engaged in the research, development and commercialization of innovative technologies in the areas of sensing and instrumentation products and health care products. The Debtors have a disciplined and integrated business model that is designed to accelerate the process of bringing new and innovative products to market. The Debtors identifytechnologies that can fulfill large and unmet market needs and then take these technologies from the applied research stage through commercialization.

[6]

If for any reason the Plan and Hansen Settlement Documents fail to become effective, Hansen has reserved the right to dispute the truth or accuracy of any of the Debtors’ statements in any subsequent plan or disclosure statement.

The Debtors are headquartered in Roanoke, Virginia and currently employ 202 full and part-time U.S. employees in hourly, salaried, supervisory, management, and administrative positions to perform the functions necessary to effectively and efficiently operate the Debtors’ business. The Debtors’ employ 186 full-time and 16 part-time employees. In addition, nearly half of the Debtors’ employees hold either Ph.D.’s or other advanced degrees.

The Debtors are organized into two main groups, which work closely together to turn ideas into products: the Debtors’ “Technology Development Division,” and the Debtors’ “Product and License Division.” These groups work together through all product development stages, including: (i) inventing and searching for emerging technologies based on market needs; (ii) conducting applied research; (iii) developing and commercializing innovative products; and (iv) applying proven technologies and building new products for specific market opportunities.

Technology Development Division

The Technology Development Division provides applied research to customers in the Debtors’ primary areas of focus and accounts for approximately two-thirds of the Debtors’ revenue. The focus areas today consist of advanced technology in (1) optical and acoustic sensing and instrumentation, (2) nanomaterials, (3) secure communications and computing for the defense department, and (4) advanced polymers. The Technology Development Division competes to win contracts in these areas on a fee-for-service basis from government agencies and industrial customers who seek innovative solutions to practical problems that require products based on new technologies. The Technology Development Division derives its revenue from these services. This division has a successful track record of evaluating innovative technologies to address the needs of the Debtors’ customers. The Technology Development Division identifies these needs by utilizing the Debtors’ knowledge of the markets in the Debtors’ areas of focus and by consulting with major government entities, leading research universities, federal laboratories and large corporations. The Debtors also use this network to obtain favorable technology transfer agreements, contract research revenues and strategic partnerships for the products that the Debtors develop based on the Debtors’ applied research.

Through the Technology Development Division, the Debtors seek to continue to maximize the benefits they derive from their contract research business, including revenue generation and identification of promising technologies for further development. The Debtors focus primarily on opportunities with the highest commercial potential. The Debtors take a disciplined approach to contract research to try to ensure that the costs of contracts the Debtors undertake are fully covered. This approach enables the Debtors to cover the costs of riskier stage technology development with third-party funding. For the fiscal year ending December 31, 2008, the Debtors derived approximately $26.8 million in gross revenues from this business segment and approximately $6.9 million in gross revenues for the first quarter of 2009.

Products and License Division

Through the Products and License Division, the Debtors capitalize on the work created by the Technology Development Division. The Debtors create value through the Products and License Division by (1) building and selling stand-alone Luna-branded products, (2) providing component parts for integration into our customers’ products, and (3) licensing of the technology to third parties.

The Products and License Division derives its revenue from product sales, funded product development and technology licenses. The primary source of revenue for the Products and License Division is the sale of Luna-branded products around the world. The products sold by the Debtors today provide for an efficient design, manufacturing, installation, and maintenance of high speed optical telecommunications networks, and provide a completely unique set of measurement data generally not available by other competitor sources in the world. The majority of these revenues are from the manufacturing and distribution of telecommunication instrumentation from the Debtors’ acquisition of Luna Technologies in 2005. Luna Technologies developed and maintains an optical platform that can address many different markets. The Debtors’ platform was licensed by the Debtors from technology originally invented at NASA Langley Research Center (“NASA LaRC”). The Debtors spent more than 10 years developing this platform in order to provide unique capabilities for the telecommunications world, as well as other applications described below.

Other applications of the Debtors’ optical platform pursuant to which the Debtors either sell products or develop new products for existing needs include the measurement of key parameters needed during the extraction of oil and gas, monitoring the shape of both robotic and non-robotic surgical tools, monitoring energy generation equipment, including gas and wind turbines, and monitoring military needs in aircraft and submarine missions.

In addition, the Debtors’ Products and License Division also manufactures and distributes an FDA cleared emboli detection system, which incorporates an acoustic technology also licensed from NASA LaRC. This device is used to measure emboli that are created during heart surgery that may go to the brain and potentially cause permanent damage and loss of brain function after surgery. The emboli detection device is being used by key opinion leaders around the world to change surgical procedures in a manner that will reduce permanent brain damage for patients undergoing heart surgery such as bypass and heart valve replacements. Additionally, recent developments by the Debtors, working with the largest heart surgery instrument maker, have demonstrated a technique to remove emboli using acoustic energy and expects to launch this product in the near future.

Certain nanomaterial expertise is also unique to the Debtors through a license of a breakthrough discovery at Virginia Tech. The Debtors have an exclusive license for a class of new molecules. This molecule and related versions of the cage of carbon atoms called a “fullerene” are manufactured in a recognized world-leading nanomaterial facility in Danville, Virginia. The Debtors are developing diagnostics to enhance the early detection and diagnosis of diseases by targeting the nanomaterial to specific disease states such as cancer cells that can be seen using magnetic resonance imaging (MRI).

The Debtors are also partners with major universities, Virginia Commonwealth University and Harvard to develop therapeutics using our proprietary nanomaterials for the treatment of diseases such as asthma, Alzheimer’s, arthritis, diabetes and other disease that cause damage through free radicals.

The Debtors had been awarded a large contract through the Department of Defense for classified work regarding secure communication and computing.

The Debtors’ advanced polymers are also being demonstrated for use in military applications and through partnerships with major US material suppliers.

Together these optical, acoustic, nanomaterial, secure communication and computing, and polymer technology platforms provide products that are generally not available by other sources. They impact lives today and will have a larger positive impact on the quality of life in the future, as well as providing growth in high quality jobs in the more rural parts of Virginia.

For the fiscal year ending December 31, 2008, the Debtors derived approximately $10.1 million in gross revenues from their products development business segment, and derived approximately $1.6 million in gross revenues for the first quarter of 2009 from this business segment.

Company History

Luna Innovations was incorporated in the Commonwealth of Virginia in 1990 as FEORC, Inc., and was a fiber optic sensing company. In 1998 FEORC, Inc. changed its name to F&S Technologies, Inc. In 1999, it changed its name to Luna and began diversifying its technology solutions to include ultrasonics, polymers and nanomaterials. In 2003, the company reincorporated through a merger as a Delaware corporation and retained the name Luna Innovations Incorporated. Luna Innovations Incorporated, became a public company on the NASDAQ in June 2006.

Luna Technologies, Inc. was originally incorporated on July 24, 1998, in the Commonwealth of Virginia as a wholly-owned subsidiary of Luna Innovations Incorporated. On December 11, 2000, Luna Technologies, Inc., was reincorporated in the State of Delaware. Luna Innovations re-acquired Luna Technologies, Inc., in 2005.

Luna is headquartered at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016. Luna has three additional facilities: Luna Technologies Division, 3157 State St., Blacksburg, Virginia; Luna Charlottesville, 706 Forest St., Suite A, Charlottesville, Virginia 22903 and Luna nanoWorks Division, 521 Bridge St., Danville, Virginia 24541.

Capital Structure

For the fiscal year ending December 31, 2008, the Debtors reported approximately $34.0 million in assets and $19.7 million liabilities. For the fiscal year ending December 31, 2008, the Debtors recorded gross revenues of approximately $36.4 million. For the same period, the Debtors reported net operating losses of approximately $7.3 million, resulting from operating expenses of approximately $21.3 million and product, license, and technology development costs of approximately $22.9 million.7

Equity and Significant Indebtedness

Luna is a Delaware Corporation and owns 100% of the outstanding shares of its subsidiary, LTI. The stock of Luna is publicly held and traded on the NASDAQ Global Market under the symbol “LUNA” since June 2, 2006. As of December 31, 2008, there were approximately 2,200 stockholders of record of Luna’s common stock.

The Debtors have $5 million in unsecured convertible-note debt owed to Carilion Clinic. The Debtors also owe approximately $2.45 million in trade debt as of the Petition Date. In addition, the Debtors previously had a $10 million dollar credit facility with Silicon Valley

[7]	The costs of revenues associated with technology development revenues consists of costs associated with performing the related research activities, including direct labor, amounts paid to subcontractors and overhead allocated to technology development activities. The costs of revenues associated with product sales and license revenues consists of license fees for use of certain technologies, product manufacturing costs including all direct material and direct labor costs, amounts paid to contract manufacturers, manufacturing, shipping and handling, provisions for product warranty and inventory obsolescence, as well as overhead allocated to these activities.

Bank secured by substantially all of the Debtors’ assets. Prepetition, the Debtors paid off the $4 million balance on their credit facility and terminated it. The Debtors had been able to manage their capital and liquidity needs before a recent jury verdict in the litigation in California with Hansen Medical, Inc.

B. Events Leading to Bankruptcy

In early 2006, representatives from Hansen and Luna began discussions regarding a collaboration involving the use of Luna’s fiber optic shape sensing technology in Hansen’s robotic catheter.8 On April 1, 2006, Hansen and Luna entered into a nondisclosure agreement (the “NDA”),9 and on September 28, 2006, Hansen and Luna entered into a Terms & Conditions Agreement (the “TCA”) under which Luna performed certain work for Hansen involving fiber optic shape sensing.10 The TCA addressed, among other things, ownership of intellectual property developed under the TCA, and potential additional work going forward. On June 13, 2007, Luna announced that it was entering into an exclusive agreement with Intuitive Surgical, Inc. (“Intuitive”) to provide fiber optic shape sensing for Intuitive’s product. 11

On June 22, 2007, Hansen filed suit against Luna (the “Hansen Litigation”) in the Superior Court of the State of California, County of Santa Clara (the “California Court”). The

[8]	Hansen continues to dispute the propriety and consequences of Luna’s actions in connection with this collaboration, and Luna continues to dispute Hansen’s contentions. Hansen and Luna nonetheless agree that absent a mutually agreeable settlement, ongoing protracted litigation would ensue.
[9]	To the extent the documents referred to herein have already been provided to the Bankruptcy Court, or remain currently under seal, such documents will be referenced either to the Consolidated Appendix (the “Con. App.”), Docket No., or to the seal order, as appropriate. Pursuant to this Court’s Order Authorizing Debtors to File Documents Under Seal [Docket No. 74], a copy of the NDA has not been attached. A copy of the NDA was previously provided to the Court by the Debtors.
[10]	Pursuant to this Court’s Order Authorizing Debtors to File Documents Under Seal [Docket No. 74], a copy of the TCA has not been attached.
[11]	A copy of the Luna-Intuitive Agreement has not been attached as it was already provided to the Bankruptcy Court by Luna during the Stage One Estimation Litigation (as defined below) hearing, which took place on September 11, 2009.

complaint in the Hansen Litigation (as amended, the “Hansen Complaint”)12 included claims for (a) trade secret misappropriation, (b) breach of the NDA, (c) breach of the TCA, (d) breach of the covenant of good faith and fair dealing, (e) conversion, (f) intentional interference with contract, (g) inducing breach of fiduciary duty, and (h) fraud, and included claims for (1) damages, (2) unjust enrichment, (3) specific performance, (4) declaratory judgment, (5) injunctive relief, (6) punitive damages, and (7) costs and attorneys’ fees. After pre-trial motion practice, including demurrers and summary adjudication motions, the parties went to trial on several claims. The relevant history and facts, the applicable law, and many other issues were the subject of litigation between the Debtors and Hansen, as documented in a substantial record in the Hansen Litigation and in this Bankruptcy Case which has been set forth by each side in the Stage One Estimation Litigation as the Stage One Estimation Litigation Record (as defined below).

Trial of the Hansen Litigation began on March 20, 2009. Hansen asserted that Luna was liable to Hansen for at least $36,788,826, including $580,988 in out-of-pocket damages, $26,012,057 for lost profit damages, and $10,195,771 for unjust enrichment. On April 21, 2009, the jury entered a verdict (the “Jury Verdict”) finding Luna liable for trade secret misappropriation, breach of the NDA, breach of four provisions of the TCA (including the obligation to license its intellectual property to Hansen), and breach of the covenant of good faith and fair dealing,13 finding that Luna’s trade secret misappropriation had been willful or malicious. The jury also found in Luna’s favor on Hansen’s fraud claim. The Jury Verdict totaled $36,303,643, including $95,815 in out-of-pocket damages, $26,012,057 for lost profits, and $10,195,771 in unjust enrichment.

[12]	See Hansen Complaint at Con. App. Tab 1.
[13]	See Con. App. at Tab 20.

After the Jury Verdict, Luna filed post-trial motions, including motions for judgment notwithstanding the Jury Verdict and motions for new trial. Hansen filed a motion for specific performance, injunctive relief, and punitive damages. All of the post-trial motions were briefed. Before the hearing on the motions, Luna filed its Chapter 11 Cases, thereby staying the Hansen Litigation. As a result, judgment has not been entered on the Jury Verdict, and no appeals have been taken in the Hansen Litigation.14

IV.

THE REORGANIZATION CASE

A. The Voluntary Petitions and Notice of Commencement of Case

On the Petition Date, the Debtors commenced their Chapter 11 Cases by filing their respective voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court in accordance with the Bankruptcy Code.

An immediate effect of the filing of the bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtors and the prosecution of litigation against the Debtors. This injunction remains in effect, unless modified or lifted by order of the Bankruptcy Court, until such matters are addressed through the Plan.

[14]	The Debtors and Hansen disagree on the substantive merits underlying the claims in the Hansen Litigation, among many other things.

B. Professionals Employed by the Debtors

Since the Petition Date, the Bankruptcy Court has authorized the Debtors’ employment of various attorneys, accountants and other professionals. In particular, the Debtors employed the following Professionals (the “Debtors’ Professionals”) to assist them in carrying out their duties and to otherwise represent their interests in the Chapter 11 Cases: Pachulski Stang Ziehl & Jones LLP as general bankruptcy counsel; Magee, Foster, Goldstein & Sayers, P.C. as co-general bankruptcy counsel; and Munger, Tolles & Olsen, LLP as special counsel, Epiq Bankruptcy Solutions, LLC as the Claims Agent; and Grant Thornton LLP as auditor and financial adviser. The Debtors’ retention of these professionals was approved by the Bankruptcy Court. In addition, the Debtors also employed various Professionals in the ordinary course of their business and pursuant to applicable order of the Bankruptcy Court, as described below.

C. Committee of Unsecured Creditors Not Appointed

An official committee of unsecured creditors has not been appointed in these cases.

D. First-Day Motions and Other Related Relief15

On the Petition Date, the Debtors sought approval from the Bankruptcy Court of certain motions and applications (collectively, the “First Day Motions”), which the Debtors filed simultaneously with their petitions for relief commencing the Chapter 11 Cases. The Debtors

[15]	Unless otherwise defined herein or in the Plan, capitalized terms used in the descriptions of motions and applications shall have the meanings ascribed to such terms in such motion or application.

sought this relief to minimize disruption of their business operations as a result of the chapter 11 filings and to establish procedures in the Chapter 11 Cases in connection with the administration of the Debtors’ bankruptcy cases. The Debtors’ First Day Motions included the Debtors’ motions for: (1) procedural joint administration of the Chapter 11 Cases; (2) maintenance of certain of the Debtors’ bank accounts and continued use of the Debtors’ cash management system and business forms, and waivers of certain deposit and investment requirements; (3) payment of certain prepetition wages and salaries and maintenance of employee benefits obligations; (4) authorization for the Debtors to pay certain prepetition sales and use taxes and similar taxes in the ordinary course of business; (5) authorization for the Debtors to honor certain prepetition obligations to customers and to otherwise continue customer practices and programs in the ordinary course of business; (6) an order prohibiting utilities from altering, refusing or discontinuing service and establishing procedures with respect to adequate assurance of future performance; and (7) authorization for the Debtors’ use of cash collateral and to provide adequate assurance to those parties asserting an interest in cash collateral.

Contemporaneously with the filing of the Original Disclosure Statement, the Debtors also filed their motion requesting this Court to estimate the Hansen Claims for all purposes (the “Hansen Claims Determination”), including allowance or disallowance of claims, voting, feasibility and other plan confirmation issues, and distributions (the “Hansen Estimation Motion”). As set forth in the proposed order attached to the Hansen Estimation Motion, the Debtors proposed that the Bankruptcy Court schedule a one-day evidentiary hearing and set dates for the parties to file briefs and written evidence in support of their respective positions on the appropriate estimation of the Hansen Claims for all purposes. The Debtors asserted that the Hansen Claims should be estimated at no more than $1,258,177.

Hansen appeared at the First Day Hearing to oppose the Hansen Estimation Motion and later filed formal opposition, as well as motions for relief from stay and abstention to allow the Hansen Litigation to be resolved in the California courts. At the First Day Hearing, the Bankruptcy Court ordered a two-stage process for resolving these disputes as described below. The first-stage hearing took place on September 11, 2009, but the Court, at the request of the parties, has not issued a ruling to date in order to permit settlement discussions to go forward.

E. Other Significant Events During the Chapter 11 Cases

1. Filing of Schedules and Statements

Contemporaneously with the filing the Debtors’ petitions, each of the Debtors filed their Schedules of Liabilities (the “Schedules”) and Statement of Financial Affairs (the “SOFAs”).

2. Meeting of Creditors

The U.S. Trustee conducted the meeting of creditors for these Chapter 11 Cases pursuant to section 341 of the Bankruptcy Code on August 19, 2009.

3. Establishment of Claim Bar Dates

In a chapter 11 case, prepetition claims against the debtor are generally established either as a result of being listed in the debtor’s schedules of liabilities or through assertion by a creditor in a timely filed proof of claim. Claims asserted by creditors are either allowed or disallowed. If a claim is allowed, the claim will be recognized and treated pursuant to a plan. If a claim is disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtors. Disallowed claims include claims disallowed by final order of the Bankruptcy Court, claims listed on a debtor’s Schedules as zero or as contingent, disputed, or unliquidated and as to which no proof of claim has been timely filed or deemed timely filed, and claims not listed in the Schedules and for which no proof of claim has been timely filed or deemed timely filed.

As noted above, the Debtors filed their Schedules contemporaneously with the filing of this Disclosure Statement, which Schedules, among other things, scheduled prepetition claims against the Debtors based on the Debtors’ books and records. Also contemporaneously with the filing of this Disclosure Statement, the Debtors filed their motion for an order (1) fixing the bar date for the filing of proofs of claim, (2) fixing the bar date for the filing of proofs of claim by governmental units, (3) fixing the bar date for certain administrative claims, (4) designating the form and manner of notice thereof, and (5) granting related relief (the “Bar Date Motion”). Pursuant to the Bar Date Motion, the Debtors sought to establish the following deadlines by which creditors would be required to file proofs of claim in these Chapter 11 Cases: (a) August 31, 2009 as the general bar date for the filing of prepetition claims; and (b) the date that is one hundred eighty (180) days after the Petition Date as the deadline for governmental units to file prepetition claims against the Debtors. The Bankruptcy Court approved the Bar Date Motion and fixed the bar dates as requested. The Debtors and Hansen have consensually extended the Bar Date for Hansen until December 11, 2009. Schedules of the filed proofs of claim asserted against the Debtors are maintained by the Claims Agent.

4. Stage One Estimation Litigation.

Pursuant to the Hansen Estimation Motion the Debtors moved the Bankruptcy Court to estimate the final value of the Hansen Claims for all purposes in an amount not to exceed $1,258,177. Hansen opposed the Hansen Estimation Motion and filed, among other things, a motion for relief from the automatic stay, requesting that the California Court be permitted to hear post-trial motions and issue a judgment in the Hansen Litigation. The Bankruptcy Court set a combined hearing for September 11, 2009, to address stage one of the estimation dispute by hearing argument regarding: (i) Luna’s request pursuant to the Hansen Estimation Motion to estimate and fix the Hansen Claims for all purposes under Section 502(c), and Hansen’s opposition thereto; and (ii) Hansen motions seeking relief from the automatic stay, permissive abstention and other relief (collectively, the “Stage One Estimation Litigation”).

The Bankruptcy Court heard argument by the Debtors and Hansen on the Stage One Estimation Litigation on September 11, 2009, but in accordance with the parties’ requests, has not yet issued a ruling. Shortly after the hearing on September 11, 2009, Hansen and the Debtors began settlement discussions. On October 8, 2009 and subsequent dates, the Bankruptcy Court agreed to delay entering any orders on the Stage One Estimation Litigation, ultimately to December 11, 2009. Furthermore, beginning on October 8, 2009, the parties and the Bankruptcy Court agreed to extend the deadline several times for Hansen to file its proof of claim.

Following that process, the Debtors and Hansen negotiated the proposed Hansen Settlement Documents, the specific terms of which are incorporated by reference into the Plan and described below. The Hansen Settlement Documents, effective upon the Effective Date of the Plan, generally provide for the Debtors and Hansen to jointly support an amended plan of reorganization that embodies the terms and conditions contained in the Hansen Settlement Documents. Pursuant to the Hansen Settlement Documents, among other things, the Debtors and Hansen will settle the Hansen Litigation on the terms set forth in the Hansen Settlement Documents, and Hansen, with the agreement of the Debtors, will dismiss the Hansen Litigation with prejudice. Pursuant to the Hansen Settlement Documents, (1) the Debtors shall pay to Hansen a total aggregate payment of $5 million in the form of a secured promissory note payable over approximately 4 years, which note can be subordinated under defined conditions to a senior working capital facility obtained by Luna; (2) on the Effective Date, Luna Innovations, Inc. shall deliver to Hansen a certificate representing shares of Common Stock, which, as of the Effective Date, shall represent not less than 9.9% of the outstanding capital stock of Luna, calculated at the time of such issue and delivery to Hansen, as well as a warrant to protect Hansen from dilution of its ownership interest for a period of 3 years; (3) pursuant to a License Agreement Between Intuitive and Luna, Luna shall license to Intuitive certain technology and intellectual property within the medical robotics field and Luna and Intuitive shall amend their existing development and supply agreement to accommodate such license and an equivalent license to Hansen within the medical robotics field pursuant to the License Agreement Between Hansen and Luna; (4) pursuant to a License Agreement Between Hansen and Luna, Luna and Hansen shall grant and confirm certain rights and licenses to certain technology and intellectual property within the medical robotics field and certain non-robotic fields; (5) pursuant to a Cross License Agreement Between Intuitive and Hansen, Intuitive and Hansen shall license to each other certain technology and intellectual property in the medical robotics field; (6) the Debtors and Hansen will enter into a Development and Supply Agreement setting forth the specific terms for the development and supply by Luna of certain products for Hansen as well as certain product discounts up to $5 million; and (7) each of Hansen and the Debtors, on behalf of themselves, their predecessors, successors, assigns, and affiliates shall release and discharge the other from any and all claims made by the other in the Hansen Litigation, although Hansen shall retain certain intellectual property and non-monetary rights without any impairment by the release, and the Hansen Litigation shall be dismissed with prejudice.

V.

DESCRIPTION OF THE PLAN

A DISCUSSION OF THE PRINCIPAL PROVISIONS OF THE PLAN AS THEY RELATE TO THE TREATMENT OF CLASSES OF ALLOWED CLAIMS AND INTERESTS IS SET FORTH BELOW. THE DISCUSSION OF THE PLAN WHICH FOLLOWS CONSTITUTES A SUMMARY ONLY, AND SHOULD NOT BE RELIED UPON FOR VOTING PURPOSES. YOU ARE URGED TO READ THE PLAN IN FULL IN EVALUATING WHETHER TO ACCEPT OR REJECT THE DEBTORS’ PROPOSED PLAN OF REORGANIZATION. IF ANY INCONSISTENCY EXISTS BETWEEN THIS SUMMARY AND THE PLAN, THE TERMS OF THE PLAN AND THE DOCUMENTS DESCRIBED THEREIN WILL CONTROL.

A. Description Of Classes

The Plan divides Creditors and Interests into Classes. Creditors with similar Claims are placed in the same Class as summarized below:

Class 1 Claims. Class 1 consists of Priority Employee Claims against the Debtors.

Class 2 Claims. Class 2 consists of Miscellaneous Secured Claims (each secured creditor in a separate subclass identified as Class 2A, Class 2B, etc.).

Class 3 Claims. Class 3 consists of the Carilion Claims.

Class 4 Claims. Class 4 of Unsecured Claims other than Administrative Claims, Priority Employee Claims, Carilion Claims, Hansen Claims, and Litigation Claims.

Class 5a Claims. Class 5a consists of the Hansen Claims.

Class 5b Claims. Class 5b consists of Litigation Claims.

Class 6 Interests. Class 6 consists of Interests in the Debtors.

B. Treatment of Classified Claims

Class 1 (Priority Employee Claims). Each holder of an Allowed Priority Employee Claim shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, receive a Cash payment by the Reorganized Debtors in an amount equal to the difference between (i) such Allowed Employee Priority Claim, and (ii) the amount of any Permitted Employee Payments made to the holder of such Claim, on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and the Reorganized Debtors may agree.

Class 2 (Miscellaneous Secured Claims). On or before the date of a distribution to each holder of an Allowed Secured Claim in Class 2, each Debtor shall elect, in its discretion,

one of the following alternative treatments for each such Allowed Secured Claim in a particular subclass: (a) reinstatement—Luna or LTI, as applicable, will leave unaltered the legal, equitable, and contractual rights constituting such Claim, including, without limitation, any Liens related thereto and, on the Effective Date, such Claim shall be reinstated and cured; (b) abandonment or surrender—Luna or LTI, as applicable, will abandon or surrender to the holder of such Claim the property of the respective Estate securing such Allowed Secured Claim, in full satisfaction and release of such Claim; or (c) Luna or LTI, as applicable, will pay to the holder of such Claim Cash equal to the amount of such Claim, or such lesser amount to which the holder of such Claim and the applicable Debtor shall agree, in full satisfaction and release of such Claim. The Debtors are not currently aware of the existence of any Class 2 Claims against either Luna or LTI.

Class 3 Claims (Carilion Claims). The Plan shall leave unaltered the legal, equitable, and contractual rights constituting the Carilion Claims. On the Effective Date, the Carilion Notes shall be reinstated and the Reorganized Debtor shall cure and satisfy such Claims in full by the payment, in Cash, when due and payable under the Carilion Notes (not taking into account any pre-Effective Date default, if any), of (a) accrued interest at the non-default rate established under the Carilion Notes, plus (b) any reasonable fees, costs or charges provided for under the Carilion Notes.

Class 4 (Unsecured Claims). Except to the extent that a holder of an Allowed Unsecured Claim shall have otherwise agreed with the Debtor(s) in writing, each holder of an Allowed Unsecured Claim shall receive, in exchange for and in full and final satisfaction of such Claim, a Cash payment equal to the sum of (a) 100% of the amount of such Claim, and (b) interest at the Plan Interest Rate from the Petition Date through the date of Distribution on such Claim or portion thereof.

Class 5a (Hansen Claims). The Hansen Claims and the Hansen Nonmonetary Rights shall be resolved as set forth in the Hansen Settlement Documents, which generally provide a (i) $5 million secured note, subject to conditional subordination to one working capital lender; (ii) certain purchase discount credits on products supplies aggregating to $5 million over time; (iii) issuance of 9.9% of Luna Common Stock, calculated at the time of such issuance to Hansen, with a three-year warrant enabling Hansen to preserve 9.9% ownership of Luna; (iv) entry of a Development and Supply Agreement by and between Hansen and the Debtors; (v) entry of a License Agreement Between Hansen and Luna; (vi) entry of a Cross License Agreement Between Hansen and Intuitive; and (vii) certain mutual releases. Hansen’s treatment will also include any additional rights or protections provided in the Plan and in the Confirmation Order.

Class 5b (Litigation Claims). Except to the extent that a holder of an Allowed Litigation Claim shall have otherwise agreed with the Debtor(s) in writing, each holder of an Allowed Litigation Claim shall receive, in exchange for and in full and final satisfaction of such Claim, a Cash payment equal to the sum of (a) 100% of the amount of such Claim, and (b) interest at the Plan Interest Rate from the Petition Date through the date of Distribution on such Claim or portion thereof.

Class 6 (Interests). Each holder of an Interest shall retain unaltered the legal, equitable and contractual rights to which such interests entitle such holder and such interests shall be fully reinstated.

C. Treatment Of Unclassified Claims

Administrative Claims.

Each Administrative Claim shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, be paid in full in Cash by the Reorganized Debtors on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and the Reorganized Debtors may agree.

All requests for payment of Administrative Claims must be filed by the Administrative Claim Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or from sharing in any distribution under the Plan. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors’ business following the Petition Dates shall not be required to comply with the Administrative Claim Bar Date, provided that, (i) such holders have otherwise submitted an invoice, billing statement or other evidence of indebtedness to the Debtors in the ordinary course of business, and (ii) such Claims are not past due according to their terms.

Priority Tax Claims.

Each Allowed Priority Tax Claim shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, (i) be paid in full in Cash, without interest, by the Reorganized Debtors on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and the Reorganized Debtors may agree, or (ii) receive deferred cash payments to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code with interest on the unpaid portion of such Claim at the statutory rate under applicable nonbankruptcy law or at a rate to be agreed upon by the Reorganized Debtors and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Reorganized Debtors may prepay any or all such Claims at any time, without premium or penalty. For the purpose of option (ii), the payment of each Allowed Priority Tax Claim shall be made in equal quarterly installments with the first installment due on the latest of: (i) the first Business Day following the end of the first full calendar quarter following the Effective Date, (ii) the first Business Day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment shall include simple interest on the unpaid balance of the Allowed Priority Tax Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed or determined under option (ii).

Professional Fee Claims.

Each Professional seeking an award by the Bankruptcy Court of Professional Fees: (a) must file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date on or before the Professional Fees Bar Date; and (b) if the Bankruptcy Court grants such an award, each such Person will be paid in full in Cash in such amounts as are allowed by the Bankruptcy Court as soon thereafter as practicable. All final applications for allowance and disbursement of Professional Fees must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order. The fees and expenses of Professionals incurred on and after the Effective Date shall be Reorganized Debtor Expenses payable according to Section 5.2.3 of the Plan.

Payment of United States Trustee Fees.

All outstanding amounts due under 28 U.S.C. § 1930 that have not been paid shall be paid by the Debtors on or before the Effective Date. Thereafter, the Reorganized Debtors shall pay any statutory fees due pursuant to 28 U.S.C. § 1930(a)(6) and such fees shall be paid until entry of a final decree or an order converting or dismissing the Chapter 11 Cases.

D. Implementation Of The Plan

The Plan shall be implemented on the Effective Date. In addition to the provisions set forth elsewhere in this Disclosure Statement regarding means of execution, the following shall constitute the principal means for the implementation of the Plan:

1. Retention of Property of the Estates.

Upon the Effective Date, (a) Reorganized Luna shall be vested with all right, title and interest in the Luna Assets for the purposes set forth in the Plan, and (b) pursuant to Section 1123(b)(3) of the Bankruptcy Code, Reorganized Luna shall retain and enforce all Retained Claims and Defenses belonging to Luna or its Estate. Likewise, on the Effective Date, (a) Reorganized LTI shall be vested with all right, title and interest in the LTI Assets for the purposes set forth in the Plan, and (b) pursuant to Section 1123(b)(3) of the Bankruptcy Code, Reorganized LTI shall retain and enforce all Retained Claims and Defenses belonging to LTI or its Estate. The term “Retained Claims and Defenses” under the Plan excludes claims and defenses that have been or are otherwise released or settled (i) pursuant to a Final Order entered before the Effective Date, or (ii) pursuant to the Hansen Settlement. Luna and LTI shall each continue to maintain their respective separate corporate existence for all purposes under the Plan with all the powers of a corporation under applicable law in the jurisdiction in which each of them is incorporated.

2. Postconfirmation Operations of the Debtors

On and after the Effective Date, each of the Reorganized Debtors shall continue to engage in business and may use, acquire and dispose of the Luna Assets and the LTI Assets, respectively, without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules, except for the retained jurisdiction under the Plan or Confirmation Order, including as to the Settlement Documents. In addition, upon the Effective Date, the Debtors’ Charters shall each be deemed amended to prohibit the issuance by the Debtors of nonvoting securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such charters as permitted by applicable law. Following the Effective Date, all Reorganized Debtor Expenses and Settlement Document debts may be paid by the Reorganized Debtors in the ordinary course of business without further notice to Creditors or approval of the Bankruptcy Court.

3. Management of Luna.

On and after the Effective Date, the management, control and operation of Reorganized Luna shall become the general responsibility of the board of directors of Reorganized Luna. Unless otherwise specified in the Plan Supplement, the initial board of directors of Reorganized Luna shall continue to be composed of the current Luna Directors.

Each of the members of such initial board of directors shall serve in accordance with applicable nonbankruptcy law and Reorganized Luna’s Charter, as the same may be amended from time to time. From and after the Effective Date, the members of the board of directors of Reorganized Luna shall be selected and determined in accordance with the provisions of applicable law and Reorganized Luna’s Charter. Entry of the Confirmation Order shall ratify and approve all actions taken by the Luna Directors from the Petition Date through and until the Effective Date.

The initial officers of Reorganized Luna shall continue to be composed of the current Luna Officers. Upon and following the Effective Date, the Luna Officers shall be deemed appointed to serve as officers of Reorganized Luna without further action under applicable law, regulation, order or rule including, without limitation, any action by the stockholders of Reorganized Luna or the Luna Directors. Each of the Luna Officers shall serve in accordance with applicable nonbankruptcy law, any employment agreement with Reorganized Luna, and Reorganized Luna’s Charter, as the same may be amended from time to time.

4. Management of LTI.

On and after the Effective Date, the management, control and operation of Reorganized LTI shall become the general responsibility of the board of directors of Reorganized LTI. Unless otherwise specified in the Plan Supplement, the initial board of directors of Reorganized LTI shall continue to be composed of the current LTI Director. The member of such initial board of directors shall serve in accordance with applicable nonbankruptcy law and Reorganized LTI’s Charter, as the same may be amended from time to time. From and after the Effective Date, the members of the board of directors of Reorganized LTI shall be selected and determined in accordance with the provisions of applicable law and Reorganized LTI’s Charter. Entry of the Confirmation Order shall ratify and approve all actions taken by the LTI Director from the Petition Date through and until the Effective Date.

The initial officer of Reorganized LTI shall continue to be composed of the current LTI Officer. Upon and following the Effective Date, the LTI Officer shall be deemed appointed to serve as an officer of Reorganized LTI without further action under applicable law, regulation, order or rule including, without limitation, any action by the stockholders of Reorganized LTI or the LTI Director. The LTI Officer shall serve in accordance with applicable nonbankruptcy law, any employment agreement with Reorganized LTI, and Reorganized LTI’s Charter, as the same may be amended from time to time.

5. Determination and Settlement of Hansen Claims.

a. The Hansen Claims and Related Disputes with Luna

Absent settlement of the Hansen Claims pursuant to the Plan and the Hansen Settlement Documents, Hansen and the Debtors can be expected to resume the Stage One Estimation Litigation, and Hansen has asserted that in such event it would take additional steps to prevent the estimation of the Hansen Claims.

If the Hansen Settlement is not approved, the Debtors intend to pursue the estimation of Hansen’s claims. In addition, certain Litigation Claims may be subject to estimation. As such:

(i) In the event that the Bankruptcy Court estimates the Hansen Claims, or any other Litigation Claim, the estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Claim, (b) a maximum limitation on such Claim, or (c) in the event such Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims within such Class; provided, however, that if the estimate constitutes the maximum limitation on a Claim, or a Class of Claims, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to the allowance of any particular Claim. All of the aforementioned Claim objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

(ii) Nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code. Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which, after application of the payment priorities established by the Plan, or after giving effect to an order estimating such Claim, there is insufficient consideration to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class or category, no Claim holder shall have recourse to the Debtors, the Reorganized Debtors, the Disbursing Agent, or any of their respective Agents, successors or assigns, or any of their respective assets or property. Accordingly, the Bankruptcy Court’s entry of any estimation order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims.

(iii) Absent the Hansen Settlement the Debtors would prosecute the Hansen Estimation Motion for all purposes in these Chapter 11 Cases, and would remain entitled to seek any other relief under the Bankruptcy Code or the Bankruptcy Rules with respect to the Hansen Claims.

(iv) The Debtors believe that, absent approval of the Hansen Settlement or estimation, fixing, or liquidation of the Hansen Claims, the Debtors’ reorganization would be unduly delayed. In addition, the Debtors believe that, although no judgment has been (or can be) entered by the California trial court until these various issues are resolved, a judgment from the California Court in either party’s favor still could leave the Debtors years away from a final adjudication of the Hansen Claims. Hansen disputes these contentions.

(v) If the Hansen Claims were allowed at face value, obtaining confirmation of the Debtors’ proposed full-recovery reorganization Plan would be difficult. On the other hand, if Virginia law precludes Hansen from recovering on most of its Claims, the Debtors could pursue their proposed full-pay plan even if the Hansen Claims were so Allowed. The Debtors believe that, by settling the Hansen Claims, the Debtors can save their estates and stakeholders the delays in and costs of reorganizing that could attend to liquidating and fixing the Hansen Claims in the California Court or prosecuting to conclusion the Hansen Estimation Motion and other proceedings regarding the Hansen Claims, can avoid jeopardizing the Debtors’ value during that delay, and can prevent the unfairness of accepting what the Debtors contend (and Hansen disputes) are Hansen’s substantially overstated Claims at face value. In addition, the Debtors believe that the proposed settlement of the Hansen Claims will promote a fair and equitable distribution to creditors in this case.

(vi) Absent settlement, the Debtors believe that estimation of the Hansen Claims would offer the best avenue for a prompt and fair reorganization. For the reasons set forth above, the Debtors believe that the settlement of the Hansen Claims as set forth herein and in the Plan is necessary and proper.

By contrast, Hansen contends that the Hansen Estimation Motion and the Debtors’ Original Plan cannot succeed for many reasons—including that Hansen believes it would prevail in the Hansen Litigation (albeit at potentially significant administrative costs to Hansen and the Debtors), but that further litigation (including litigation potentially involving Intuitive) could overwhelm the Debtors. Hansen has indicated that it desires to resolve the issues in connection with the Hansen Litigation, including with respect to the intellectual property in which it asserts an interest. Therefore, Hansen perceives the Hansen Settlement to be the best course for all parties in interest.

b. Summary of the Proposed Hansen Settlement Documents

(1) The Settlement

The Hansen Settlement resolves the Hansen Litigation. The Debtors and Hansen each reserve their respective rights, if the Hansen Settlement Documents and the Plan do not become effective, to litigate the approval of any revised disclosure statement and the confirmation of any revised plan, even if the Debtors revert to the Original Plan and Original Disclosure Statement.

The Debtors believe that the Hansen Settlement and their reorganization pursuant to the Plan will result in their continuing as a viable business whose stock will be eligible for listing on NASDAQ, and that they will continue to qualify for certain attractive small business government program opportunities. To effectuate the Hansen Settlement, the Debtors and Hansen, among other things, will enter into a Development and Supply Agreement and a license agreement that includes (among other things) a co-exclusive license with Intuitive within the field of medical robotics for certain intellectual property and technology, and Luna will separately enter into agreements with Intuitive to effectuate such co-exclusive license.

Hansen recognizes that its recovery opportunity may be impaired by ongoing litigation with the Debtors over the Hansen Claims, and what its net recovery would be on the Hansen Claims, if it eventually prevailed.

(2) The Hansen Settlement Documents

The Hansen Settlement Documents to be approved pursuant to the Plan and the Confirmation Order consist of the following, which shall become part of the Plan and the Confirmation Order, and shall implement the Hansen Settlement:

(i) The Development and Supply Agreement (Plan and Disclosure Statement Exhibit C-5), which provides for Luna to conduct certain development work for Hansen and to manufacture and supply certain products for Hansen (all for certain designated fees and prices to be paid to Luna), subject to certain discount purchase opportunities for certain products, and which includes certain liquidated damages provisions.

(ii) The License Agreement Between Hansen and Luna (Plan and Disclosure Statement Exhibit C-4) under which Luna and Hansen confirm and grant to each other certain rights and licenses within the medical robotics field and certain non-robotic fields with respect to certain fiber optic shape sensing and localization technologies and intellectual property rights.

(iii) The License Agreement Between Intuitive and Luna (Plan and Disclosure Statement Exhibit C-3) under which Luna shall license to Intuitive certain technology and intellectual property within the medical robotics field and Luna and Intuitive shall amend their existing development and supply agreement to accommodate such license and an equivalent license to Hansen within the medical robotics field pursuant to the License Agreement Between Hansen and Luna.

(iv) The Cross License Agreement Between Intuitive and Hansen (Plan and Disclosure Statement Exhibit C-2) under which Intuitive and Hansen grant to each other certain rights and licenses within the medical robotics field with respect to certain fiber optic shape sensing and localization technologies and intellectual property rights.

(v) The Confidential Settlement Agreement (Plan and Disclosure Statement Exhibit C-1) that is the overall umbrella agreement among these Settlement Documents. This also requires delivery to Hansen of 9.9% equity ownership of the Luna common stock on a fully diluted basis after the Effective Date and after giving effect to the Plan.

(vi) The Confidential Mutual Release Agreement (Plan and Disclosure Statement Exhibit C-6) under which Hansen and Luna mutually release claims that were or could have been brought in the California Action or the Bankruptcy Case.

(vii) The Warrant to Purchase Common Stock of Luna Innovations Incorporated (Plan and Disclosure Statement Exhibit C-10) provides certain anti-dilution protection and other benefits for up to three years after the Effective Date to assure the right of Hansen to stay at 9.9% for that period.

(viii) The Hansen Secured Promissory Note (Plan and Disclosure Statement Exhibit C-7) for $5 million payable to Hansen in installments quarterly over approximately four years at 8.5% per annum interest, secured by substantially all of the assets of the Debtors as provided in the Security Agreement (described below).

(ix) The Security Agreement (Plan and Disclosure Statement Exhibit C-9) granting a perfected security interest in all of the Debtors’ assets, subject to subordination under defined circumstances to a certain working capital loan.

(x) The Patent and Trademark Security Agreement (Plan and Disclosure Statement Exhibit C-8) granting a perfected security interest in certain intellectual property (as described therein), subject to the terms and conditions contained in the Security Agreement.

(3) Amended Development and Supply Agreement Between Luna and Intuitive

In addition, the Debtors intend at the Confirmation Hearing to seek approval of an Amended Development and Supply Agreement between Luna and Intuitive. This agreement is being amended to, inter alia, allow Luna to modify its exclusive license with Intuitive to allow for the co-exclusive license to be granted by Luna to Hansen in the License Agreement Between Hansen and Luna, eliminate any restrictions or prohibitions on Luna to develop and manufacture products for Hansen under its Development and Supply Agreement with Hansen, and make any provisions regarding the enforcement of licensed patents consistent with those in the License Agreement Between Hansen and Luna and the License Agreement Between Intuitive and Luna.

6. Relationship of the Confirmation Order to the Hansen Settlement Documents.

Each of the Hansen Settlement Documents shall be approved by and incorporated into and made part of the Confirmation Order, and on the Effective Date of the Plan the Hansen Litigation will be dismissed. The Confirmation Order shall govern and control in the event of any inconsistency or conflict with any Hansen Settlement Document or the Plan, including without limitation as to the interpretation, meaning, characterization, or effect thereof.

7. Section 365(n) Finding.

The Debtors and Hansen shall seek the Section 365(n) Finding at the Confirmation Hearing. In connection with the proposed Section 365(n) Finding, Hansen shall be entitled, in its discretion, to designate any of the Hansen Settlement Documents as “agreements supplementary” to any “Section 365(n) Contract” as defined in the License Agreement Between Hansen and Luna and the Development and Supply Agreement, each attached to the Plan as Exhibits C-1 through C-10, respectively, at any time prior to the Confirmation Hearing, by specifying such Hansen Settlement Document in the Plan Supplement.

8. Timing and Effectiveness of Liens.

If the Plan is modified to provide for a lien to be granted by the Debtors in connection with any exit financing or otherwise, in any assets that are subject to a lien under the Hansen Security Agreement, then such lien shall be effective following the effectiveness of the Hansen Settlement Documents, provided that the lien granted to Hansen pursuant to the Hansen

Security Agreement shall be subordinated only to the extent permitted under the Hansen Settlement Documents. As among the Hansen Settlement Documents, the Security Agreement (and security interest thereunder) shall be the last in order of each Hansen Settlement Document to become effective and attach on the Effective Date.

9. Other Relevant Plan Provisions Regarding Hansen Claims

Each party to the Hansen Settlement Documents shall be entitled to enforce each provision contained in any Hansen Settlement Document, including all of its rights and remedies thereunder, at any time after the Effective Date. Except for the rights and licenses expressly granted to the Debtors under the Hansen Settlement Documents, and subject to the Reorganized Debtors’ rights under the Hansen Settlement Documents, Hansen owns all Hansen Licensed IP, and Hansen retains all right, title and interest in and to the Hansen Licensed IP, and all of Hansen’s other intellectual and industrial property rights as described in the Hansen Settlement Documents. The lien to be granted to Hansen in the Collateral (as defined in the Patent and Trademark Security Agreement and the Security Agreement) shall have the priority permitted to such lien from time to time under the Security Agreement. The Hansen Common Stock and the Hansen Warrants shall be transferred to Hansen on the Effective Date pursuant to the Hansen Settlement Documents, free and clear of any lien pursuant to Bankruptcy Code Sections 1123(a)(5)(D), and, to the extent applicable, Sections 363(f) and 1141(c). Pursuant to Bankruptcy Code Section 524(e), and except as otherwise provided in Article 8 or any other provision of the Plan, the discharge of the Hansen Claims pursuant to the Plan does not affect the liability of any other entity, or the property of any other entity, for the Hansen Claims.

Notwithstanding the retention of jurisdiction provisions of Article 9 of the Plan, the choice of forum provisions, if any, contained in the Hansen Settlement Documents shall apply to disputes between the Debtors and Hansen that are governed by such choice of forum provisions. Notwithstanding the provisions of section 8.6.3 of the Plan granting releases to a creditor that votes to accept the Plan, the Debtors and Hansen acknowledge and agree that the only releases that shall be effective by, and binding upon, the Debtors, the Reorganized Debtors, and Hansen shall be as set forth in the Hansen Settlement Documents.

10. Retained Claims and Defenses.

None of the Retained Claims or Defenses shall be precluded, barred or subject to estoppel because the Plan or the accompanying Disclosure Statement does not specifically identify a Retained Claim or Defense or the person against whom a Retained Claim or Defense may be asserted. Parties in interest, including Creditors, may not rely on the absence of a reference in the Disclosure Statement or the Plan as any indication that the Debtors will not pursue any available Retained Claims and Defenses against such parties. The Bankruptcy Court shall retain jurisdiction to determine any Retained Claims or Defenses. Following the Effective Date, the Reorganized Debtors may compromise or dispose of the Retained Claims and Defenses without further notice to Creditors or authorization of the Bankruptcy Court. Notwithstanding the foregoing, upon the Effective Date, all Preference Actions of the Debtors shall be deemed waived and released, and there shall be no Retained Claims and Defenses with respect to Hansen or its affiliates or insiders with respect to the matters subject to the Hansen Settlement.

Pursuant to Section 1123(b)(3) of the Bankruptcy Code, but subject to the Hansen Settlement Documents, the Reorganized Debtors shall have and may enforce all powers and authority of a debtor in possession or trustee under the Bankruptcy Code to the extent of and consistent with their authority under the Plan. The Reorganized Debtors may investigate Retained Claims and Defenses and may assert, settle or enforce any such claims or defenses in a manner consistent with the Plan. Any proceeds received from or on account of the Retained Claims and Defenses shall be either Luna Assets or LTI Assets, as the case may be, and they shall also constitute security for the $5 million Hansen Note issued pursuant to the Plan.

11. Reserves for Disputed Claims.

On the Effective Date, and from time to time thereafter as and when Disputed Claims against the Debtors may be Allowed, amended, settled or withdrawn, the Reorganized Debtors will establish adequate and prudent reserves from the Plan Assets in an amount that is sufficient to make the payments required under the Plan to the holders of Disputed Claims against the Debtors, as and when such claims may be Allowed. The funds reserved on account of Disputed Claims will not be distributed but will be retained by the Disbursing Agent in accordance with the Plan pending resolution of such Disputed Claims. No holder of a Disputed Claim shall have any Claim against the Cash reserved with respect to such Claim until such Disputed Claim shall become an Allowed Claim.

12. Full and Final Satisfaction.

Upon the Effective Date, the Disbursing Agent shall be authorized and directed to distribute the amounts required under the Plan to the holders of Administrative Claims and Allowed Claims according to the provisions of the Plan. Upon the Effective Date, all Debts of

the Debtors shall be deemed fixed and adjusted pursuant to the Plan and the Debtors shall have no further liability on account of any Claims except as set forth in the Plan. All Distributions made by the Disbursing Agent under the Plan shall be in full and final satisfaction, settlement and release of all Claims, other than the Hansen Claims. The Hansen Settlement Documents, and related provisions of the Plan and Confirmation Order, shall be in full and final satisfaction, settlement, and release of the Hansen Claims.

13. Source of Funds for Distributions.

The Plan Assets shall be used to make Distributions, according to the provisions of the Plan, to the holders of (i) Reorganized Debtor Expenses, (ii) Administrative Claims, (iii) Allowed Priority Tax Claims, (iv) Allowed Secured Claims, if any, (v) Allowed Priority Employee Claims, (vi) Allowed Unsecured Claims, and (viii) Allowed Litigation Claims.

14. Distribution Procedures.

Except as otherwise agreed by the holder of a particular Claim, or as provided in the Plan, or under the Hansen Settlement Documents, all amounts to be paid by the Disbursing Agent under the Plan shall be distributed in such amounts and at such times as is reasonably prudent. The Reorganized Debtors shall file all objections to Disputed Claims on or before the 90th day following the Effective Date, unless the Bankruptcy Court, for cause shown, extends such deadline. On the Effective Date, or as soon thereafter as practicable, the Disbursing Agent shall make a Distribution in full, plus applicable interest, to all holders of Class [            ] Claims that, as of such date, have been Allowed. Thereafter, on or prior to the 10th Business Day of each month following the first Distribution date, the Disbursing Agent shall make a Distribution in full, plus applicable interest, to the holders of Class [            ] Claims that have been Allowed as of the

last day of the preceding month. The Disbursing Agent shall make the Cash payments to the holders of Allowed Claims and Administrative Claims: (X) in U.S. dollars by check, draft or warrant, drawn on a domestic bank selected by the Disbursing Agent in its sole discretion, or by wire transfer from a domestic bank, at the Disbursing Agent’s option, and (Y) by first-class mail (or by other equivalent or superior means as determined by the Disbursing Agent).

15. Disbursing Agent.

The Disbursing Agent may employ or contract with other persons or entities to perform the payment, tax withholding and remittance obligations created under the Plan. The Disbursing Agent may delegate any of its rights and responsibilities under the Plan to other persons or entities as necessary or appropriate to carry out speedy and inexpensive Distributions to Creditors under the Plan. Such persons or entities shall receive reasonable compensation for services rendered and reimbursement for expenses incurred in connection with the Plan or any functions or responsibilities adopted under the Plan, which amounts may paid as Reorganized Debtor Expenses.

16. Disputed Claims.

The Reorganized Debtors shall be authorized to settle, or withdraw any objections to, any Disputed Claims following the Confirmation Date without further notice to Creditors or authorization of the Bankruptcy Court, in which event such Claim shall be deemed to be an Allowed Claim in the amount compromised for purposes of the Plan. No Distributions shall be made by the Disbursing Agent on account of Disputed Claims unless and to the extent such Claims become Allowed Claims.

17. Unclaimed Distributions.

Any entity which fails to claim any Cash within ninety (90) days from the date upon which a Distribution is first made to such entity shall forfeit all rights to any Distribution under the Plan and the Disbursing Agent shall be authorized to cancel any Distribution that is not timely claimed, provided that, prior to and as a condition to such forfeiture, the Disbursing Agent shall file with the Bankruptcy Court and serve (by first-class mail, using addresses or forwarding instructions that are reasonably available to the Disbursing Agent), a notice of forfeiture specifying the amount and payee of each Distribution that is subject to forfeiture if it is not claimed within thirty (30) days of the date of service of the notice. Pursuant to Section 347(b) of the Bankruptcy Code, upon forfeiture, such Cash (including interest thereon, if any) shall (a) in the case of Distributions to Creditors of Luna, revert to Reorganized Luna and be treated for all purposes as Luna Assets, free of any restrictions under the Plan, the Bankruptcy Code or the Bankruptcy Rules, or (b) in the case of Distributions to Creditors of LTI, revert to Reorganized LTI and be treated for all purposes as LTI Assets, free of any restrictions under the Plan, the Bankruptcy Code or the Bankruptcy Rules. Upon forfeiture, the claim of any Creditor with respect to such funds shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary, and such Creditors shall have no claim whatsoever against the Reorganized Debtors or any holder of an Allowed Claim to whom distributions are made by the Disbursing Agent.

18. Setoff.

Nothing contained in the Plan shall constitute a waiver or release by the Debtors of any right of setoff or recoupment the Debtors may have against any Creditor, except with respect to the extent provided in the Hansen Settlement Documents. The Reorganized Debtors may, but are not required to, set off or recoup against any Claim or Interest and the payments or other distributions to be made under the Plan in respect of such Claim, claims of any nature whatsoever that arose before the Petition Date that the Debtors may have against the holder of such Claim or Interest.

19. Taxes.

Pursuant to Section 346(f) of the Bankruptcy Code, the Disbursing Agent shall be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. The Reorganized Debtors shall be authorized to take all actions necessary to comply with applicable withholding and recording requirements. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim that has received a distribution of Cash shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such distribution. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest.

20. De Minimis Distributions.

If any interim distribution under the Plan to the holder of an Allowed Claim would be less than $100.00, the Disbursing Agent may withhold such distribution until a final distribution is made to such holder. If any final distribution under the Plan to the holder of an Allowed Claim would be less than $10.00, the Disbursing Agent may cancel such distribution, unless a request therefore is made in writing to the Reorganized Debtors. Any unclaimed distributions pursuant to this Section 5.5.10 shall be treated as unclaimed property under Section 5.5.7 of the Plan.

E. Executory Contracts

1. Assumption.

On the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, Luna will assume the Amended Development and Supply Agreement Between Intuitive and Luna substantially in the form to be filed prior to the Confirmation Hearing, and the Debtors, respectively, will assume all other executory contracts and unexpired leases of Luna and LTI except for those contracts and leases that (i) have been expressly identified for rejection on Exhibit A to the Plan (together with any additions, deletions, modifications or other revisions to such Exhibit as may be made by the Proponents prior to the Confirmation Date), (ii) have otherwise been rejected by order of the Bankruptcy Court, or (iii) are the subject of a pending motion to reject as of the Confirmation Date. In the case of pre-petition contracts between the Debtors and Hansen, those contracts are merged into or otherwise resolved or superseded by the Hansen Settlement Documents in accordance with the terms of the Hansen Settlement Documents.

2. Rejection.

On the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Debtors, respectively, will reject the executory contracts and unexpired leases of Luna and LTI that have been expressly identified for rejection on Exhibit A to the Plan (together with any additions, deletions, modifications or other revisions to such Exhibit as may be made by the Proponents prior to the Confirmation Date). Each executory contract and unexpired lease listed in Exhibit A to the Plan shall include any modifications, amendments and supplements to such agreement, whether or not listed in Exhibit A to the Plan. Any Person asserting any Claim for damages arising from the rejection of an executory contract or unexpired lease of Luna or LTI under the Plan shall file such Claim on or before the Rejection Claim Bar Date, or be forever barred from (i) asserting such Claim against the Reorganized Debtors, Luna, LTI or any property of Luna or LTI, and (ii) sharing in any distribution under the Plan.

3. Assumption Obligations.

The Reorganized Debtors shall satisfy all Assumption Obligations, if any, by making a Cash payment in the manner provided in Section 2.2 of the Plan.

4. Effect of Confirmation Order.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving, as of the Effective Date, the assumption or rejection by Luna and LTI, as the case may be, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code of all executory contracts and unexpired leases identified under this Article of the Plan. The Hansen Settlement Documents shall be incorporated into the Confirmation Order. The contracts and leases identified in the Plan will be assumed or rejected, respectively, only to the extent that such contracts or leases constitute pre-petition executory contracts or unexpired leases of the Debtors, and the identification of such agreements under the Plan does not constitute an admission with respect to the characterization of such agreements or the existence of any unperformed obligations, defaults, or damages thereunder. Except for settlements set forth in and approved by the Plan, including the Hansen Settlement, the Plan does not affect any executory contracts or unexpired leases that (a) have been previously assumed, rejected or terminated prior to the Confirmation Date, (b) are the subject of a pending motion to assume, reject or terminate as of the Confirmation Date, or (c) are not identified for assumption or rejection in the Plan.

5. Post-Petition Agreements.

Unless inconsistent with the provisions of the Plan, all contracts, leases and other agreements entered into or restated by the Debtors on or after the Petition Date, or previously assumed by the Debtors prior to the Confirmation Date (or the subject of a pending motion to assume by the Debtors as of the Confirmation Date), which have not expired or been terminated in accordance with their terms, shall be performed by the Reorganized Debtors in the ordinary course of business and shall survive and remain in full force and effect following the Effective Date.

6. Insurance of Debtors.

Any insurance policy acquired for the benefit of the Debtors (or any officers and directors of any of the Debtors) before or after the Petition Date shall remain in full force and effect after the Effective Date according to its terms.

7. Employee Benefit Programs.

All Employee Benefit Programs shall be treated as “executory contracts” and shall be assumed by the Reorganized Debtors pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code by operation of the Plan. The Debtors do not provide “retiree benefits” as that term is defined in Section 1114(a) of the Bankruptcy Code. Therefore, on and after the Effective Date the Debtors will not pay retiree benefits.

8. Luna Incentive Plans.

The Luna Incentive Plans shall remain in full force and effect after the Effective Date according to their respective terms.

9. Survival of Indemnification Obligations.

Any and all obligations of Luna or LTI to indemnify, reimburse or limit the liability of its past and present directors, officers, agents, employees and representatives pursuant to their respective Charters, applicable law or specific agreements, or any combination of the foregoing, against any actions, suits and proceedings based upon any act or omission related to service with or for the Debtors shall not be discharged or impaired by Confirmation.

F. Conditions to Confirmation of the Plan

The following are conditions precedent to confirmation of the Plan: (a) the execution and effectiveness of the Hansen Settlement Documents; (b) the Bankruptcy Court shall have entered an order approving a disclosure statement with respect to the Plan in form and substance satisfactory to the Proponents; and (c) the Confirmation Order shall have been entered.

G. Conditions to the Effectiveness

The following are conditions precedent to the occurrence of the Effective Date: (a) the Confirmation Date shall have occurred; and (b) the Confirmation Order shall be a Final Order, except that (i) the Proponents collectively reserve the right, in their sole discretion, to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order.

H. Waiver of Conditions

Conditions to Confirmation and the Effective Date may be waived in whole or in part by the Proponents (with Hansen’s consent with respect to the conditions set forth in Sections V.F(a) and (c) above), at any time without notice, an order of the Bankruptcy Court, or any further action other than proceeding to Confirmation and consummation of the Plan.

I. Effects Of Confirmation

1. Binding Effect

The rights afforded under the Plan and the treatment of all Claims and Interests under the Plan shall be the sole and exclusive remedy on account of such Claims and Interests against the Debtors, the Reorganized Debtors, the Luna Assets and the LTI Assets, including any interest accrued on such Claims from and after the Petition Date or interest which would have accrued but for the commencement of the Chapter 11 Cases. Confirmation of the Plan shall bind and govern the acts of the Reorganized Debtors and all holders of all Claims and Interests against the Debtors, whether or not: (i) a proof of Claim or proof of Interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Interest has accepted the Plan. To the extent that the Bankruptcy Court makes the Section 365(n) Finding and, in connection with any Section 365(n) Finding that the Bankruptcy Court makes, to the maximum extent possible under applicable law, including by the incorporation by reference of the Development and Supply Agreement, Settlement Agreement, Confidential Mutual Release, and the License Agreement Between Hansen and Luna into the Confirmation Order as a litigation settlement, the Development and Supply Agreement, Settlement Agreement, Confidential

Mutual Release, and the License Agreement Between Hansen and Luna are not executory contracts for the purposes of 11 U.S.C. § 365, but rather constitute a settlement allocation and partition of intellectual property and other rights disputed in the Hansen Litigation and in the Hansen Proofs of Claim to be resolved by the Plan and entry of the Confirmation Order.

2. Property Revests Free and Clear.

Upon the Effective Date, title to all Luna Assets and LTI Assets shall vest in the Reorganized Debtors, respectively, for the purposes contemplated under the Plan and shall no longer constitute property of the Estates created for Luna and LTI in the Chapter 11 Cases pursuant to Section 541 of the Bankruptcy Code. Except as otherwise provided in the Plan, upon Confirmation all Luna Assets and LTI Assets shall be free and clear of all Claims and Interests, including Liens, charges or other encumbrances of Creditors of the Debtors. Following the Effective Date, the Reorganized Debtors may use, transfer and dispose of any such property free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Rules and without further approval of the Bankruptcy Court or notice to Creditors, except as may otherwise be required under the Plan or the Confirmation Order, including as provided in the Hansen Settlement Documents.

3. Discharge.

Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan (including, with respect to Hansen, under the Hansen Settlement Documents) and the treatment of Claims and Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims against the Debtors. Confirmation of the Plan shall discharge the Debtors from all Claims or other debts that arose at any time before the

Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim has accepted the Plan. As of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or any other right that is terminated under the Bankruptcy Code or the Plan are permanently enjoined from commencing or continuing any action, the employment of process, or other action, to collect, recover or offset any such Claim as a personal liability of Luna, LTI or the Reorganized Debtors to the full extent permitted by Bankruptcy Code § 524. Notwithstanding anything in Section 1141(d)(1)(B) of the Bankruptcy Code, all Interests shall be retained as set forth in the Plan, although diluted by the issuance of additional shares pursuant to the Plan.

4. Limitation of Liability

The Debtors, the Reorganized Debtors, the Committee and each of their respective Agents shall have all of the benefits and protections afforded under 11 U.S.C. § 1125(e) and applicable law.

5. Exoneration.

The Debtors, the Reorganized Debtors, the Committee, and Hansen (in connection with the Hansen Settlement and Hansen Settlement Documents), and each of their respective Agents shall not be liable, other than for gross negligence or willful misconduct, to any holder of a Claim or Interest or any other entity with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken at any time after the Petition

Date and prior to the Effective Date in connection with: (a) the management or operation of the Debtors or the discharge of their duties under the Bankruptcy Code, (b) the implementation of any of the transactions provided for, or contemplated in, the Plan, (c) any action or inaction taken in connection with either the enforcement of the Debtors’ rights against any entities or the defense of Claims asserted against the Debtors with regard to the Chapter 11 Cases, (d) any action taken in the negotiation, formulation, development, proposal, disclosure, Confirmation or implementation of the Plan, or (e) the administration of the Plan or the assets and property to be distributed pursuant to the Plan. Hansen (in connection with the Hansen Settlement and Hansen Settlement Documents) shall not be liable, other than for gross negligence or willful misconduct, to any holder of a Claim or Interest or any other entity with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken at any time after the Petition Date and prior to the Effective Date in connection with the negotiation of the provisions of the Plan regarding the Hansen Settlement Documents. The Debtors, the Reorganized Debtors, the Committee, Hansen (in connection with the Hansen Settlement and Hansen Settlement Documents), and each of their respective Agents may reasonably rely upon the opinions of their respective counsel, accountants, and other experts and professionals and such reliance, if reasonable, shall conclusively establish good faith and the absence of gross negligence or willful misconduct; provided however, that a determination that such reliance is unreasonable shall not, by itself, constitute a determination or finding of bad faith, gross negligence or willful misconduct. Any action, suit or proceeding by any holder of a Claim or Interest or any other entity contesting any action, omission, forbearance from action, decision or exercise of discretion in connection with the matters in subsections (a) through (e) above, by the Debtors, the

Reorganized Debtors, the Committee, Hansen and each of their respective Agents, or any of them, whether commenced before or after the Effective Date, shall be commenced only in the Bankruptcy Court.

6. Releases.

a. Debtors’ Release of Agents. On the Effective Date, the Debtors (for and on behalf of their respective Estates), the Reorganized Debtors, and the Committee shall be deemed to waive and release any and all debts, claims, rights, damages and causes of action which any of them has or may have against any of their Agents as of the Confirmation Date; provided, however, that the foregoing shall not operate as a waiver of or release from any debts, claims, rights, damages and causes of action arising out of (i) any express contractual obligation owing by any such Agents, or (ii) the willful misconduct or gross negligence of any such Agents in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

b. Mutual, General Release. On the Effective Date, the Debtors (for and on behalf of their respective Estates), the Reorganized Debtors, and each of their respective affiliates and Agents, shall be deemed to waive and release each other and each of their respective affiliates and Agents (“Released Parties”), from any and all debts, claims, rights, damages and causes of action, whether known or unknown, which each of them now has or may have against each other by reason of any transaction, occurrence, act or omission giving rise to any Claim or Interest that is treated in the Plan or any transaction, occurrence, act or omission related to the Chapter 11 Cases, except for the rights and Claims confirmed, continued, or established by the Plan. It is the intention of the Released Parties that this release shall be effective as a full and final release of all claims and obligations against each other arising out of the matters described, except for the rights and Claims confirmed, continued, established by the Plan. In furtherance of this intention, the Released Parties waive the benefit of the provisions of California Civil Code § 1542 (or, if inapplicable, any other similar applicable statute), which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” However, notwithstanding the foregoing, nothing herein shall be deemed to transfer any right, title or interest of any Debtor in any intellectual property or other property of the estate of any Debtor.

c. Creditor’s Release. Except as otherwise provided in the Plan, each Person participating in a distribution under the Plan or pursuant to the Plan, for itself and its respective successors, assigns, transferees and current and former affiliates and Agents, who affirmatively votes to accept the Plan, shall, by virtue of Sections 1126(c) and 1141(a) of the Bankruptcy Code, be deemed to have released any and all Claims and causes of action against the Debtors, the Reorganized Debtors and each of their respective Agents.

OTHER CRITICAL INFORMATION REGARDING THE PLAN

J. Tax Implications

The United States federal income tax consequences of the distributions contemplated by the Plan to the holders of Claims that are United States Persons will depend upon a number of factors. For purposes of the following discussion, a “United States Person” is any person or entity (1) who is a citizen or resident of the United States, (2) that is a corporation or partnership created or organized in or under the laws of the United States or any state thereof, (3) that is an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) that is a trust (a) the administration over which a United States Person can exercise primary supervision and all of the substantial decisions of which one or more United States Persons have the authority to control; or (b) that has elected to continue to be treated as a United States Person for United States federal income tax purposes. In the case of a partnership, the tax treatment of its partners will depend on the status of the partner and the activities of the partnership. United States Persons who are partners in a partnership should consult their tax advisors. A “Non-United States Person” is any person or entity that is not a United States Person. For purposes of the following discussion and unless otherwise noted below, the term “Holder” shall mean a Holder of a Claim that is a United States Person.

The United States federal income tax consequences to Holders and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for thereby will depend upon, among other things, (1) the manner in which a Holder acquired a Claim; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount; (4) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (5) whether the Holder has previously included in income accrued but unpaid interest with respect to the Claim; (6) the method of tax accounting of the Holder; and (7) whether the Claim is an installment obligation for United States federal income tax purposes. Certain Holders of Claims (such as foreign persons, S corporations, regulated investment companies, insurance companies, financial institutions, small business investment companies, broker-dealers and tax-exempt organizations) may be subject to special rules not addressed in this summary of United States federal income tax consequences. There also may be state, local, and/or foreign income or other tax considerations or United States federal estate and gift tax considerations applicable to Holders of Claims, which are not addressed herein. EACH HOLDER OF A CLAIM OR INTEREST AFFECTED BY THE PLAN IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO DISTRIBUTIONS RECEIVED UNDER THE PLAN.

1. Holders of Claims.

A Holder who received Cash (or potentially other consideration with respect to any Holders of Class 3 Claims) in satisfaction of its Claims may recognize ordinary income or loss to the extent that any portion of such consideration is characterized as accrued interest. A Holder who did not previously include in income accrued but unpaid interest attributable to its Claim, and who receives a distribution on account of its Claim pursuant to the Plan, will be treated as having received interest income to the extent that any consideration received is characterized for United States federal income tax purposes as interest, regardless of whether such Holder realizes an overall gain or loss as a result of surrendering its Claim. A Holder who previously included in its income accrued but unpaid interest attributable to its Claim should recognize an ordinary loss to the extent that such accrued but unpaid interest is not satisfied, regardless of whether such Holder realizes an overall gain or loss as a result of the distribution it may receive under the Plan on account of its Claim.

2. Non-United States Persons.

A Holder of a Claim that is a Non-United States Person generally will not be subject to United States federal income tax with respect to property (including money) received in exchange for such Claim pursuant to the Plan, unless (i) such Holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is “effective connected” for United States federal income tax purposes, or (ii) if such Holder is an individual, such Holder is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

3. Importance of Obtaining Professional Tax Assistance.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

K. Risks Under the Plan

As noted above, the effectiveness of the Plan is conditioned on the satisfaction of the conditions set forth in Article 7 of the Plan and summarized herein. If the Plan is not confirmed, or does not become effective as a result of the failure of one or more of these conditions, the Debtors believe that the likely alternative would be the conversion of the Chapter 11 Cases to chapter 7 cases under the Bankruptcy Code, and that Holders of Unsecured Claims would not receive any distributions on account of their Claims, or an amended plan may provide recoveries that are materially different than those contemplated by the current Plan.

L. “Cram Down,” Absolute Priority Rule and Liquidation Analysis

Pursuant to section 1129(a)(8) of the Bankruptcy Code, all classes of claims must either accept the Plan or be unimpaired under the Plan. Pursuant to sections 1129(a)(10) and 1129(b), however, the Bankruptcy Court may confirm the Plan if at least one class of Claims that is impaired under the Plan has accepted the Plan (determined without including any acceptance of the Plan by any insider), if the Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of Claims or Interests that is impaired under, and has not accepted, the Plan. Classes 1, 3 and 5a are impaired under the Plan, and Class 5a is deemed to have accepted the Plan. Accordingly, if either Class 1 or Class 3 votes against the Plan, the Plan must satisfy the “cram down” requirements of section 1129(b)(1) with respect to such Classes. The Plan may not satisfy the “cram down” requirements, and thus may not be confirmable if all impaired Classes (Classes 1, 3 and 5a) were to vote against the Plan, because the holders of Claims in those Classes, which Classes are senior in priority to Interests, will not receive the full value of their Claims while the holders of the Interests in the Debtors will retain such interests under the Plan. This rule is known as the “Absolute Priority Rule.” Thus, if all of Classes 1, 2 and 5a were to vote to reject the Plan, the Plan could not be confirmed over the objection of such

Classes because the Debtors could not cram down the Plan on these Classes pursuant to section 1129(b) of the Bankruptcy Code under the Absolute Priority Rule. As previously stated, however, Class 5a (Hansen Claims) is impaired and is deemed to have accepted the Plan, and the Debtors do not believe that there are any holders of Claims in Class 1 (Employee Priority Claims) or Class 2 (Miscellaneous Secured Claims).

In addition to requiring the acceptance of each of the voting Classes which cannot be crammed down under the Plan, the Plan must also satisfy section 1129(a)(7) of the Bankruptcy Code. Pursuant to section 1129(a)(7) of the Bankruptcy Code, unless there is unanimous acceptance of the Plan by an impaired Class, the Debtors must demonstrate, and the Bankruptcy Court must determine, that with respect to such Class, each holder of a Claim will receive property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date of the Plan. This requirement is commonly referred to as the “Best Interests of Creditors Test.” The Debtors are paying all Claims in full. Thus each holder of a Claim will receive at least the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

Moreover, if the Chapter 11 Cases were converted, the going concern value of the Debtors’ business would be lost, and the Debtors believe that the holders of Claims would receive less that they will receive under the Plan.

Moreover, in a chapter 7 case, the net proceeds from the collection, sale and or liquidation of any of the Debtors’ assets would be reduced by the commission payable to the chapter 7 trustee and the trustee’s attorney’s and accounting fees, as well as the administrative costs incurred during the Chapter 11 Cases (such as the compensation for chapter 11 Professionals).16

[16]

It is also anticipated that a chapter 7 liquidation would result in delay in the distributions to Creditors. Among other things, a chapter 7 case would trigger a new bar date for filing Claims that would be more than 90 days following conversion of the Chapter 11 Cases to chapter 7. Fed. R. Bankr. P. 3002(c). Hence, a chapter 7 liquidation would not only cost more in the way of administrative fees and delay distributions, but also raise the prospect of the allowance of additional Claims that were not timely asserted in the Chapter 11 Cases. Based on the foregoing, the Debtors submit that the Plan provide the opportunity of a higher recovery to Creditors.

Finally, the Debtors and their Professionals have acquired knowledge of the Estates and the Claims against them that cannot be easily duplicated by a chapter 7 trustee in a cost-effective manner. The Debtors believe that, if the Plan is not confirmed, the most likely alternative will be conversion of the Chapter 11 Cases to a chapter 7 liquidation, which, as noted above, would not provide a higher, and likely would result in a lower, distribution to Creditors. Therefore, the Debtors believe that the Plan satisfies the Best Interests of Creditors Test. At the Confirmation Hearing, the Bankruptcy Court will determine whether the holders of Claims and Interests in any impaired Class that has not voted to accept the Plan would receive a distribution under the Plan that is at least as great as the distribution that such holders would receive upon a liquidation of the Debtors pursuant to chapter 7 of the Bankruptcy Code.

VI.

CONFIRMATION OF THE PLAN

The Debtors will seek confirmation of the Plan at the Confirmation Hearing, pursuant to applicable provisions of the Bankruptcy Code.

A. Confirmation Hearing.

The Bankruptcy Court will hold the Confirmation Hearing on January 12, 2010, at 2:00 p.m. to determine whether the Plan has been accepted by the requisite number of Creditors and whether the other requirements for Confirmation of the Plan have been satisfied.

B. Requirements for Confirmation

At the Confirmation Hearing, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied. If all of the provisions of section 1129 of the Bankruptcy Code are met, the Bankruptcy Court may enter an order confirming the Plan. The Debtors believe that all of the requirements of section 1129 of the Bankruptcy Code will be satisfied. Among other things, the Debtors believe that the Plan will be accepted by the requisite number of votes and satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code. The Debtors submit that they have complied or will have complied with all of the requirements of chapter 11, and that the Plan has been proposed and is made in good faith. In addition, the Debtors submit that the Plan satisfies the Best Interests of Creditors Test and will not be followed by the need for further bankruptcy relief.

As noted above, section 1129(b) of a Bankruptcy Code allows for Confirmation of the Plan if it does not unfairly discriminate and is fair and equitable with respect to each Class of Claims or Interests that is impaired under and has not accepted the Plan. To the extent required, the Debtors will seek Confirmation of the Plan pursuant to 1129(b) of the Bankruptcy Code on the basis that the Plan is fair and equitable and does not discriminate unfairly as to the holders Claims in Classes 1 and 3.

C. Classification of Claims and Interests

The Debtors believe that the Plan’s classification of Claims and Interests fully complies with the requirements of the Bankruptcy Code.

D. Acceptance

As a condition to confirmation of a plan, the Bankruptcy Code requires that each class of holders of claims or interests accept the plan, with the exceptions described below. The Bankruptcy Code defines acceptance by a class of holders of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of claims of that class, but for this purpose counts only those who actually vote to accept or reject the plan. holders of claims who fail to vote are not counted as either accepting or rejecting the plan.

Classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan. A class is impaired if the legal, equitable, or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturities or by payment in full in cash. A class that receives nothing under a plan is deemed to reject such plan.

IN THESE CHAPTER 11 CASES, CLASSES 1 AND 2 ARE IMPAIRED UNDER THE PLAN AND ARE ENTITLED TO VOTE THEREON. Class 5a is impaired and is deemed to have accepted the Plan. Classes 3, 4, 5b and 6 are unimpaired and are therefore not entitled to vote on the Plan and are deemed to have accepted the Plan.

E. Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires a finding that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

The Plan proposed by the Debtors satisfies these requirements and is “feasible.” The Debtors have previously described how Allowed Claims will be satisfied through distributions to the holders of Allowed Claims. Following the Effective Date, the Reorganized Debtors shall operate their business and generally administer the Plan.

As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtors. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors’ management has, through the development of financial projections attached as Exhibit A to this Disclosure Statement as (the “Projections”), analyzed the ability of Reorganized Debtors to meet their obligations under the Plan while maintaining sufficient liquidity and capital resources to conduct their business.

The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Effective Date that are utilized in the Projections were based, in part, on economic, competitive, and general business conditions prevailing at the time, as well as the assumption of a modest recovery as the Debtors emerge from Chapter 11 and continued gradual economic growth. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Reorganized Debtors to achieve the Projections.

The Projections were prepared to show the estimated consolidated financial position, results of operations, and cash flows at, and following, December 2009. THE DEBTORS’ INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE REORGANIZED DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF REORGANIZED DEBTORS’ COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS’ MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE

NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS (INCLUDING THE ASSUMPTION THAT THERE WILL BE NO NEGATIVE IMPACT FROM THE CHAPTER 11 CASES ON THE REORGANIZED DEBTORS’ RELATIONSHIPS WITH THEIR CUSTOMERS), WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULT THAT WILL OCCUR.

FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS INCLUDING WITH RESPECT TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS, THE FAIR VALUE OF THEIR ASSETS AND THEIR ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. THE REORGANIZED DEBTORS WILL BE REQUIRED

TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

a. Summary of Significant Assumptions. The Debtors have developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND LIKELY WILL VARY FROM THOSE PROJECTED. The Projections assume an Effective Date of March 1, 2010 with Allowed Claims and Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Interests. There is no assurance that, among other things, the trade creditors or customers will support the Reorganized Debtors as projected. A material reduction in trade credit and terms would materially affect the Reorganized Debtors’ ability to achieve the projected results. Further, if the Effective Date does not occur by March 1, 2010, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed and consummated. These expenses could significantly impact Reorganized Debtors’ results of operations and cash flows. As a basis for the Projections, management has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that prior to and during the Chapter 11 Cases, trade vendors will continue to provide the Debtors with goods on customary terms and credit and there has been no meaningful change in the Debtors’ customer base. ADDITIONAL ASSUMPTIONS ON WHICH THE

PROJECTIONS ARE BASED ARE SET FORTH IN THE PROJECTIONS, AND HOLDERS OF CLAIMS OR INTERESTS ARE REFERRED TO THE ASSUMPTIONS SET FORTH IN THE PROJECTIONS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

b. Special Note Regarding Forward-Looking Statements. Except for historical information, statements contained in this Disclosure Statement and incorporated by reference therein, including the Projections, may be considered “forward-looking statements” within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which Reorganized Debtors operates and will operate, the success or failure of Reorganized Debtors in implementing its current business and operational strategies, the level of vendor trade support, labor relations and labor costs, the ability of Reorganized Debtors to maintain and improve its revenues and margins, and the liquidity of Reorganized Debtors on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund Reorganized Debtors’ capital expenditures).

c. Financial Projections. The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

Pro-forma Reorganized Debtors balance sheet at March 31, 2010.

Quarterly Forecast Balance Sheets for fiscal quarters ending December 31, 2009 through December 31, 2011.

Quarterly Projected Income Statements for fiscal quarters years ending December 31, 2009 through December 31, 2011.

The Debtors believe, as set forth in the Projections, that Confirmation of the Plan is not likely to be followed by the need for a further bankruptcy relief by the Reorganized Debtors.

F. Alternatives to Confirmation of Plan

If the Plan is not Confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code; or (ii) confirmation of an alternative plan under chapter 11 of the Bankruptcy Code.

The Plan provides for a 100% pay-out to creditors holding Claims, apart from Hansen Claims resolved by the Hansen Settlement Documents, certain Litigation Claims and Disputed Claims, and for the settlement of the Hansen Litigation. For the reasons discussed above, the Debtors believe that if the Plan is not confirmed, creditors holding Claims will receive a lesser recovery, either under a different plan, or following a conversion to chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe that the Plan, as proposed, provides the greatest possible return available for the holders of Claims in these Chapter 11 Cases.

VII.

CONCLUSION

The Debtors believe that the Plan is in the best interest of Creditors and urge Creditors to vote to accept the Plan.

Dated: December 18, 2009

Respectfully submitted,
Luna Innovations Incorporated

By:	/s/ Kent A. Murphy
Kent A. Murphy, Ph.D. President and Chief Executive Officer

Luna Technologies, Inc.

By:	/s/ Kent A. Murphy
Kent A. Murphy, Ph.D. Chief Executive Officer

EXHIBIT A

Projections

Luna Innovations, Inc.

Quarterly Forecast Balance Sheet

	Actual			Forecast
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Assets
Current Assets
Cash and cash equivalents	$13,179,040	$12,110,258	$5,653,856	$5,528,130	$3,876,489	$3,474,521	$4,230,060	$5,725,300	$5,626,086	$5,334,196	$5,735,021	$7,121,362
Accounts receivable, net	7,921,282	6,879,920	7,595,653	8,305,080	7,406,962	7,706,301	8,203,714	8,102,494	8,918,722	9,457,479	10,056,891	10,312,402
Refundable income taxes	98,092	98,092	98,092	98,092	98,092	98,092	98,092	98,092	98,092	98,092	98,092	98,092
Inventory	2,850,327	2,851,581	2,844,485	2,665,237	2,877,398	2,896,060	2,844,359	2,609,177	2,668,925	2,697,443	2,753,767	2,577,019
Other current assets	347,915	418,980	1,231,160	1,181,161	1,314,161	1,537,161	1,384,161	1,231,161	1,264,161	1,487,161	1,334,161	1,181,161

Total current assets	24,396,656	22,358,831	17,423,246	17,777,699	15,573,102	15,712,135	16,760,386	17,766,224	18,575,985	19,074,371	19,977,932	21,290,036
Property and equipment, net	5,037,947	4,710,871	4,408,594	4,118,030	3,813,593	3,548,250	3,282,907	3,017,564	2,777,221	2,515,066	2,302,911	2,040,756
Intangible assets, net	274,051	175,862	155,503	134,845	148,000	191,155	294,310	367,465	470,620	543,775	616,930	690,085
Other assets	100,564	101,981	430,718	427,343	420,011	412,679	405,347	398,015	390,683	383,351	376,019	368,687

Total Assets	$29,809,218	$27,347,545	$22,418,061	$22,457,917	$19,954,706	$19,864,219	$20,742,950	$21,549,268	$22,214,509	$22,516,563	$23,273,792	$24,389,564

Liabilities and Stockholders equity
Current Liabilities
Current Portion of long term debt obligation	$4,642,857	$4,285,715	$—	$—	$1,776,762	$1,838,032	$1,768,576	$1,775,727	$1,817,610	$1,719,475	$1,619,255	$1,516,905
Current portion of capital lease obligation	14,597	11,782	9,469	6,071	—	—	—	—	—	—	—	—
Accounts payable	3,215,412	1,778,275	2,234,440	2,017,446	992,056	977,998	1,581,056	1,812,780	2,715,706	2,694,831	2,683,251	2,933,906
Accrued liabilities	4,349,627	5,491,100	5,726,274	6,196,693	4,881,946	5,031,946	5,231,946	5,456,946	5,306,946	5,456,946	5,656,946	5,881,946
Litigation reserve	36,303,643	36,303,643	36,303,643	36,303,643	—	—	—	—	—	—	—	—
Deferred credits	2,054,542	1,866,249	1,751,891	1,650,472	1,650,472	1,650,472	1,418,722	1,418,722	1,418,722	1,418,722	1,418,722	1,418,722

Total current liabilities	50,580,678	49,736,764	46,025,717	46,174,325	9,301,236	9,498,449	10,000,300	10,464,174	11,258,984	11,289,974	11,378,174	11,751,479
Long-term debt obligation	5,000,000	5,000,000	5,000,000	5,000,000	8,223,238	7,789,818	7,340,292	6,881,214	6,412,380	6,070,343	5,721,037	5,364,309

Total Liabilities	55,580,678	54,736,764	51,025,717	51,174,325	17,524,474	17,288,267	17,340,592	17,345,388	17,671,364	17,360,317	17,099,211	17,115,788

Stockholders equity
Common Stock	11,181	11,209	11,266	11,206	12,456	12,456	12,456	12,456	12,456	12,456	12,456	12,456
APIC	38,761,220	39,550,593	40,375,326	41,209,704	45,747,454	46,536,454	47,325,454	48,114,454	48,903,454	49,692,454	50,481,454	51,270,454
Accumulated deficit	(64,543,861)	(66,951,021)	(68,994,248)	(69,937,318)	(43,329,678)	(43,972,957)	(43,935,552)	(43,923,030)	(44,372,765)	(44,548,664)	(44,319,329)	(44,009,133)

Total Stockholders (deficit)/equity	(25,771,460)	(27,389,219)	(28,607,656)	(28,716,408)	2,430,232	2,575,953	3,402,358	4,203,880	4,543,145	5,156,246	6,174,581	7,273,777

Total Liabilities and Stockholders (deficit)/equity	$29,809,218	$27,347,545	$22,418,061	$22,457,917	$19,954,706	$19,864,219	$20,742,950	$21,549,268	$22,214,509	$22,516,563	$23,273,792	$24,389,564

Luna Innovations, Inc.

Consolidated Quarterly Forecast Income Statement

	Actual			Forecast
	For the quarter ending,				For the year ending,	For the quarter ending,
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues
Technology Development	$6,882,372	$6,446,971	$6,538,042	$6,230,931	$26,098,316	$7,084,124	$6,446,971	$6,538,042	$6,230,931
Product & License	1,611,184	2,214,808	2,336,884	2,966,834	9,129,710	2,381,643	3,158,389	3,422,237	3,467,654

Total Revenues	8,493,556	8,661,779	8,874,926	9,197,765	35,228,026	9,465,767	9,605,360	9,960,279	9,698,585

Cost of Revenues
Technology Development	4,897,756	4,271,252	4,179,519	3,978,370	17,326,897	4,897,756	4,440,778	4,179,519	3,978,370
Product & License	878,601	1,048,249	1,188,706	1,313,980	4,429,536	1,357,715	1,699,529	1,663,418	1,610,271

Total Cost of Revenues	5,776,357	5,319,501	5,368,225	5,292,350	21,756,433	6,255,471	6,140,307	5,842,937	5,588,641

Gross Margin	2,717,199	3,342,278	3,506,701	3,905,415	13,471,593	3,210,297	3,465,053	4,117,342	4,109,943

%	32%	39%	40%	42%	38%	34%	36%	41%	42%

Operating Expense
Selling, General & Administrative	3,398,241	3,146,855	2,936,839	2,984,541	12,466,476	3,411,651	3,306,374	3,249,814	3,263,773
Research Development & Engineering	995,643	684,755	660,836	736,233	3,077,467	557,399	622,759	661,954	675,081
Litigation Reserve	36,303,643	—	—	—	36,303,643	(27,553,643)	—	—	—
Bankruptcy & Litigation Professional Fees	837,347	1,760,709	1,828,043	1,065,352	5,491,451	—	—	—	—
Impairment of Intangible Assets	1,310,598	—	—	—	1,310,598	—	—	—	—

Total Operating Expense	42,845,472	5,592,319	5,425,718	4,786,126	58,649,635	(23,584,593)	3,929,133	3,911,767	3,938,855

Operating Loss	(40,128,273)	(2,250,041)	(1,919,017)	(880,711)	(45,178,042)	26,794,890	(464,081)	205,575	171,088

Other (income)/expense
Other expense	923	17,244	—	(18,718)	(551)
Interest (income)/expense	158,988	139,875	124,208	81,079	504,150	187,250	179,198	168,170	158,567

Total Other (income)/expense	159,911	157,119	124,208	62,361	503,599	187,250	179,198	168,170	158,567

Loss before income taxes	(40,288,184)	(2,407,160)	(2,043,225)	(943,072)	(45,681,641)	26,607,640	(643,279)	37,405	12,522

Income tax expense	600,000	—	—	—	600,000	—	—	—	—

Net Loss	$(40,888,184)	$(2,407,160)	$(2,043,225)	$(943,072)	$(46,281,641)	$26,607,640	$(643,279)	$37,405	$12,522

Reconciliation to Adjusted EBITDA:
Net (Loss)/Income	$(40,888,184)	$(2,407,160)	$(2,043,225)	$(943,072)	$(46,281,641)	$26,607,640	$(643,279)	$37,405	$12,522
Interest	158,988	46,340	45,961	139,875	391,164	187,250	179,198	168,170	158,567
Depreciation & Amortization	542,565	600,281	361,366	372,928	1,877,140	399,000	399,000	399,000	399,000
Taxes	600,000	—	—	—	600,000	—	—	—	—
Stock Compensation	801,148	740,596	799,462	794,258	3,135,464	789,000	789,000	789,000	789,000

Adjusted EBITDA	$(38,785,483)	$(1,019,943)	$(836,436)	$363,989	$(40,277,873)	$27,982,890	$723,919	$1,393,575	$1,359,088

	Forecast
	For the year ending,	For the quarter ending,				For the year ending,
	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Revenues
Technology Development	$26,300,068	$8,146,743	$7,414,017	$7,518,748	$7,165,571	$30,245,078
Product & License	12,429,923	3,236,981	3,916,981	4,327,268	4,697,694	16,178,925

Total Revenues	38,729,991	11,383,724	11,330,998	11,846,017	11,863,265	46,424,004

Cost of Revenues
Technology Development	17,496,423	5,702,720	5,189,812	5,263,124	5,015,899	21,171,555
Product & License	6,330,933	1,813,743	2,051,355	2,115,614	2,280,540	8,261,252

Total Cost of Revenues	23,827,356	7,516,463	7,241,167	7,378,738	7,296,439	29,432,807

Gross Margin	14,902,635	3,867,262	4,089,831	4,467,279	4,566,825	16,991,197

%	38%	34%	36%	38%	38%	37%

Operating Expense
Selling, General & Administrative	13,231,612	3,582,234	3,471,693	3,412,304	3,426,962	13,893,192
Research Development & Engineering	2,517,193	585,269	653,897	695,051	708,835	2,643,053
Litigation Reserve	(27,553,643)	—	—	—	—	—
Bankruptcy & Litigation Professional Fees	—	—	—	—	—	—
Impairment of Intangible Assets	—	—	—	—	—	—

Total Operating Expense	(11,804,838)	4,167,503	4,125,590	4,107,356	4,135,798	16,536,246

Operating Loss	26,707,472	(300,241)	(35,759)	359,923	431,028	454,951

Other (income)/expense
Other expense	—	—	—	—	—	—

Interest (income)/expense	693,185	149,494	140,140	130,588	120,832	541,054

Total Other (income)/expense	693,185	149,494	140,140	130,588	120,832	541,054

Loss before income taxes	26,014,288	(449,735)	(175,899)	229,335	310,196	(86,103)

Income tax expense	—	—	—	—	—	—

Net Loss	$26,014,288	$(449,735)	$(175,899)	$229,335	$310,196	$(86,103)

Reconciliation to Adjusted EBITDA:
Net (Loss)/Income	$26,014,288	$(449,735)	$(175,899)	$229,335	$310,196	$(86,103)
Interest	693,185	149,494	140,140	130,588	120,832	541,054
Depreciation & Amortization	1,596,000	399,000	399,000	399,000	399,000	1,596,000
Taxes	—	—	—	—	—	—
Stock Compensation	3,156,000	789,000	789,000	789,000	789,000	3,156,000

Adjusted EBITDA	$31,459,472	$887,759	$1,152,241	$1,547,923	$1,619,028	$5,206,951

Confidential

Luna Innovations Incorporated

Forecasted Income Statement

	Actual Q1 2009	Actual Q2 2009	Actual Q3 2009	Forecast Q4 2009	Forecast Total Year 2009
Revenues
Technology Development	6,882,372	6,446,971	6,538,042	6,230,931	26,098,316
Product & License	1,611,184	2,214,808	2,336,884	2,966,834	9,129,710

Total Revenues	8,493,556	8,661,779	8,874,926	9,197,765	35,228,026

Cost of Revenues
Technology Development	4,897,756	4,271,252	4,179,519	3,978,370	17,326,897
Product & License	878,601	1,048,249	1,188,706	1,313,980	4,429,536

Total Cost of Revenues	5,776,357	5,319,501	5,368,225	5,292,350	21,756,433

Gross Margin	2,717,199	3,342,278	3,506,701	3,905,415	13,471,593
%	32%	39%	40%	42%	38%

Operating Expense
Selling, General & Administrative	3,398,241	3,146,855	2,936,839	2,984,541	12,466,476
Research Development & Engineering	995,643	684,755	660,836	736,233	3,077,467
Litigation Reserve	36,303,643	—	—	—	36,303,643
Bankruptcy & Litigation Professional Fees	837,347	1,760,709	1,828,043	1,065,352	5,491,451
Impairment of Intangible Assets	1,310,598	—	—	—	1,310,598

Total Operating Expense	42,845,472	5,592,319	5,425,718	4,786,126	58,649,635

Operating Income/ (Loss)	(40,128,273)	(2,250,041)	(1,919,017)	(880,711)	(45,178,042)

Other (income)/expense
Other expense	923	17,244	—	(18,718)	(551)
Interest (income)/expense	158,988	139,875	124,208	81,079	504,150

Total Other (income)/expense	159,911	157,119	124,208	62,361	503,599

Loss before income taxes	(40,288,184)	(2,407,160)	(2,043,225)	(943,072)	(45,681,641)

Income tax expense	600,000	—	—	—	600,000

Net Income / (Loss)	(40,888,184)	(2,407,160)	(2,043,225)	(943,072)	(46,281,641)

Interest	158,988	139,875	124,208	81,079	504,150
Depreciation & Amortization	542,565	600,281	361,366	372,928	1,877,140
Taxes	600,000	—	—	—	600,000
Stock Compensation	801,148	740,596	799,462	794,258	3,135,464

Adjusted EBITDA	(38,785,483)	(926,408)	(758,189)	305,193	(40,164,887)

Confidential

Luna Innovations Incorporated

Forecasted Income Statement

	Forecast	Forecast	Forecast	Forecast	Forecast
	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Total Year 2010
Revenues
Technology Development	7,084,124	6,446,971	6,538,042	6,230,931	26,300,068
Product & License	2,381,643	3,158,389	3,422,237	3,467,654	12,429,923

Total Revenues	9,465,767	9,605,360	9,960,279	9,698,585	38,729,991

Cost of Revenues
Technology Development	4,897,756	4,440,778	4,179,519	3,978,370	17,496,423
Product & License	1,357,715	1,699,529	1,663,418	1,610,271	6,330,933

Total Cost of Revenues	6,255,471	6,140,307	5,842,937	5,588,641	23,827,356

Gross Margin	3,210,297	3,465,053	4,117,342	4,109,943	14,902,635
%	34%	36%	41%	42%	38%

Operating Expense
Selling, General & Administrative	3,411,651	3,306,374	3,249,814	3,263,773	13,231,612
Research Development & Engineering	557,399	622,759	661,954	675,081	2,517,193
Litigation Reserve	(27,553,643)	—	—	—	(27,553,643)
Bankruptcy & Litigation Professional Fees	—	—	—	—	—
Impairment of Intangible Assets	—	—	—	—	—

Total Operating Expense	(23,584,593)	3,929,133	3,911,767	3,938,855	(11,804,838)

Operating Income/(Loss)	26,794,890	(464,081)	205,575	171,088	26,707,472

Other (income)/expense
Other expense	—	—	—	—	—
Interest (income)/expense	187,250	179,198	168,170	158,567	693,185

Total Other (income)/expense	187,250	179,198	168,170	158,567	693,185

Loss before income taxes	26,607,640	(643,279)	37,405	12,522	26,014,288

Income tax expense	—	—	—	—	—

Net Income /(Loss)	26,607,640	(643,279)	37,405	12,522	26,014,288

Interest	187,250	179,198	168,170	158,567	693,185
Depreciation & Amortization	399,000	399,000	399,000	399,000	1,596,000
Taxes	—	—	—	—	—
Stock Compensation	789,000	789,000	789,000	789,000	3,156,000

Adjusted EBITDA	27,982,890	723,919	1,393,575	1,359,088	31,459,472

Confidential

Luna Innovations Incorporated

Forecasted Income Statement

	Forecast	Forecast	Forecast	Forecast	Forecast
	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Total Year 2011
Revenues
Technology Development	8,146,743	7,414,017	7,518,748	7,165,571	30,245,078
Product & License	3,236,981	3,916,981	4,327,268	4,697,694	16,178,925

Total Revenues	11,383,724	11,330,998	11,846,017	11,863,265	46,424,004

Cost of Revenues
Technology Development	5,702,720	5,189,812	5,263,124	5,015,899	21,171,555
Product & License	1,813,743	2,051,355	2,115,614	2,280,540	8,261,252

Total Cost of Revenues	7,516,463	7,241,167	7,378,738	7,296,439	29,432,807

Gross Margin	3,867,262	4,089,831	4,467,279	4,566,825	16,991,197
%	34%	36%	38%	38%	37%

Operating Expense
Selling, General & Administrative	3,582,234	3,471,693	3,412,304	3,426,962	13,893,192
Research Development & Engineering	585,269	653,897	695,051	708,835	2,643,053
Litigation Reserve	—	—	—	—	—
Bankruptcy & Litigation Professional Fees	—	—	—	—	—
Impairment of Intangible Assets	—	—	—	—	—

Total Operating Expense	4,167,503	4,125,590	4,107,356	4,135,798	16,536,246

Operating Income/(Loss)	(300,241)	(35,759)	359,923	431,028	454,951

Other (income)/expense
Other expense	—	—	—	—	—
Interest (income)/expense	149,494	140,140	130,588	120,832	541,054

Total Other (income)/expense	149,494	140,140	130,588	120,832	541,054

Loss before income taxes	(449,735)	(175,899)	229,335	310,196	(86,103)

Income tax expense	—	—	—	—	—

Net Income /(Loss)	(449,735)	(175,899)	229,335	310,196	(86,103)

Interest	149,494	140,140	130,588	120,832	541,054
Depreciation & Amortization	399,000	399,000	399,000	399,000	1,596,000
Taxes	—	—	—	—	—
Stock Compensation	789,000	789,000	789,000	789,000	3,156,000

Adjusted EBITDA	887,759	1,152,241	1,547,923	1,619,028	5,206,951

Confidential

Luna Innovations Incorporated

Forecasted Balance Sheet

	Actual	Actual	Actual	Forecast
	Q1 2009	Q2 2009	Q3 2009	Q4 2009
Assets
Current Assets
Cash and cash equivalents	13,179,040	12,110,258	5,653,856	5,528,130
Accounts receivable, net	7,921,282	6,879,920	7,595,653	8,305,080
Refundable income taxes	98,092	98,092	98,092	98,092
Inventory	2,850,327	2,851,581	2,844,485	2,665,237
Other current assets	347,915	418,980	1,231,160	1,181,161

Total current assets	24,396,656	22,358,831	17,423,246	17,777,699
Property and equipment, net	5,037,947	4,710,871	4,408,594	4,118,030
Intangible assets, net	274,051	175,862	155,503	134,845
Deferred tax asset	—	—	—	—
Other assets	100,564	101,981	430,718	427,343

Total Assets	$29,809,218	$27,347,545	$22,418,061	$22,457,917

Liabilities and Stockholders equity
Current Liabilities
Current Portion of long term debt obligation	4,642,857	4,285,715	—	—
Current portion of capital lease obligation	14,597	11,782	9,469	6,071
Accounts payable	3,215,412	1,778,275	2,234,440	2,017,446
Accrued liabilities	4,349,627	5,491,100	5,726,274	6,196,693
DIP Financing	—	—	—
Litigation reserve	36,303,643	36,303,643	36,303,643	36,303,643
Deferred credits	2,054,542	1,866,249	1,751,891	1,650,472

Total current liabilites	50,580,678	49,736,764	46,025,717	46,174,325
Long-term debt obligation	5,000,000	5,000,000	5,000,000	5,000,000

Total Liabilities	55,580,678	54,736,764	51,025,717	51,174,325

Stockholders equity
Common Stock	11,181	11,209	11,266	11,206
APIC	38,761,220	39,550,593	40,375,326	41,209,704
Accumulated deficit	(64,543,861)	(66,951,021)	(68,994,248)	(69,937,318)

Total Stockholders (deficit)/equity	(25,771,460)	(27,389,219)	(28,607,656)	(28,716,408)

Total Liabilities and Stockholders (deficit)/equity	$29,809,218	$27,347,545	$22,418,061	$22,457,917

Confidential

Luna Innovation Incorporated

Forecasted Balance Sheet

	Forecast	Forecast	Forecast	Forecast
	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Assets
Current Assets
Cash and cash equivalents	3,876,489	3,474,521	4,230,060	5,725,300
Accounts receivable, net	7,406,962	7,706,301	8,203,714	8,102,494
Refundable income taxes	98,092	98,092	98,092	98,092
Inventory	2,877,398	2,896,060	2,844,359	2,609,177
Other current assets	1,314,161	1,537,161	1,384,161	1,231,161

Total current assets	15,573,102	15,712,135	16,760,386	17,766,224
Property and equipment, net	3,813,593	3,548,250	3,282,907	3,017,564
Intangible assets, net	148,000	191,155	294,310	367,465
Deferred tax asset	—	—	—	—
Other assets	420,011	412,679	405,347	398,015

Total Assets	$19,954,706	$19,864,219	$20,742,950	$21,549,268

Liabilities and Stockholders equity
Current Liabilities
Current Portion of long term debt obligation	1,776,762	1,838,032	1,768,576	1,775,727
Current portion of capital lease obligation	—	—	—	—
Accounts payable	992,056	977,998	1,581,056	1,812,780
Accrued liabilities	4,881,946	5,031,946	5,231,946	5,456,946
DIP Financing
Litigation reserve
Deferred credits	1,650,472	1,650,472	1,418,722	1,418,722

Total current liabilites	9,301,236	9,498,449	10,000,300	10,464,174
Long-term debt obligation	8,223,238	7,789,818	7,340,292	6,881,214

Total Liabilities	17,524,474	17,288,267	17,340,592	17,345,388

Stockholders equity
Common Stock	12,456	12,456	12,456	12,456
APIC	45,747,454	46,536,454	47,325,454	48,114,454
Accumulated deficit	(43,329,678)	(43,972,957)	(43,935,552)	(43,923,030)

Total Stockholders (deficit)/equity	2,430,232	2,575,953	3,402,358	4,203,880

Total Liabilities and Stockholders (deficit)/equity	$19,954,706	$19,864,219	$20,742,950	$21,549,268

Confidential

Luna Innovation Incorporated

Forecasted Balance Sheet

	Forecast	Forecast	Forecast	Forecast
	Q1 2011	Q2 2011	Q3 2011	Q4 2011
Assets
Current Assets
Cash and cash equivalents	5,626,086	5,334,196	5,735,021	7,121,362
Accounts receivable, net	8,918,722	9,457,479	10,056,891	10,312,402
Refundable income taxes	98,092	98,092	98,092	98,092
Inventory	2,668,925	2,697,443	2,753,767	2,577,019
Other current assets	1,264,161	1,487,161	1,334,161	1,181,161

Total current assets	18,575,985	19,074,371	19,977,932	21,290,036
Property and equipment, net	2,777,221	2,515,066	2,302,911	2,040,756
Intangible assets, net	470,620	543,775	616,930	690,085
Deferred tax asset	—	—	—	—
Other assets	390,683	383,351	376,019	368,687

Total Assets	$22,214,509	$22,516,563	$23,273,792	$24,389,564

Liabilities and Stockholders equity
Current Liabilities
Current Portion of long term debt obligation	1,817,610	1,719,475	1,619,255	1,516,905
Current portion of capital lease obligation	—	—	—	—
Accounts payable	2,715,706	2,694,831	2,683,251	2,933,906
Accrued liabilities	5,306,946	5,456,946	5,656,946	5,881,946
DIP Financing
Litigation reserve
Deferred credits	1,418,722	1,418,722	1,418,722	1,418,722

Total current liabilities	11,258,984	11,289,974	11,378,174	11,751,479
Long-term debt obligation	6,412,380	6,070,343	5,721,037	5,364,309

Total Liabilities	17,671,364	17,360,317	17,099,211	17,115,788

Stockholders equity
Common Stock	12,456	12,456	12,456	12,456
APIC	48,903,454	49,692,454	50,481,454	51,270,454
Accumulated deficit	(44,372,765)	(44,548,664)	(44,319,329)	(44,009,133)

Total Stockholders (deficit)/equity	4,543,145	5,156,246	6,174,581	7,273,777

Total Liabilities and Stockholders (deficit)/equity	$22,214,509	$22,516,563	$23,273,792	$24,389,564

Confidential

Luna Innovations Incorporated

Forecasted Cash Flow

	Actual	Actual	Actual	Forecast
	Q1 2009	Q2 2009	Q3 2009	Q4 2009
Cash flows used in operating activities
Net loss	$(40,888,184)	$(2,407,160)	$(2,043,227)	$(943,072)
Adj to reconcile net loss to net cash used in operating activities:
Depreciation & Amortization	619,788	523,058	361,366	372,928
Impairment of Intangible Assets	1,310,598	—	—	—
Share-based compensation	789,511	779,532	799,462	816,748
Deferred tax expense	600,000	—	—	—
Change in assets and liabilities:	—	—	—	—
Accounts receivable	(589,249)	1,041,363	(715,734)	(709,426)
Inventory	(21,336)	(1,292)	7,096	179,248
Other current assets	(5,317)	—	(812,180)	49,999
Other assets	17,728	(72,482)	(328,737)	3,375
Accounts payable and accrued expenses	(263,459)	(295,666)	701,840	253,425
Litigation reserve	36,303,643	—	—	—
Deferred credits	200,260	(188,293)	(114,358)	(101,419)
Net cash used in operating activities	$(1,926,017)	$(620,940)	$(2,144,472)	$(78,193)

Cash flows used in investing activities
Acquisition of property and equipment	(34,037)	(7,409)	(7,850)	(21,812)
Capitalized intellectural property costs	(30,749)	(90,382)	(30,879)	(39,893)
Net cash used in investing activities	$(64,786)	$(97,791)	$(38,729)	$(61,705)

Cash flows provided by financing activities
Payments on capital lease obligations	(2,799)	(2,814)	(2,313)	(3,398)
Proceeds from (payment of) debt obligation, net	(357,143)	(357,144)	(4,285,715)	—
Proceeds from DIP financing	—	—	—	—
Proceeds from the exercise of options and warrants	10,824	9,869	14,827	17,570
Net cash (used in)/provided by financing activities	$(349,118)	$(350,051)	$(4,273,201)	$14,172

Net change in cash	$(2,339,921)	$(1,068,782)	$(6,456,402)	$(125,726)
Cash - beginning of period	$15,518,960	$13,179,040	$12,110,258	$5,653,856
Cash - end of period	$13,179,039	$12,110,258	$5,653,856	$5,528,130

Confidential

Luna Innovations Incorporated

Forecasted Cash Flow

	Forecast Q1 2010	Forecast Q2 2010	Forecast Q3 2010	Forecast Q4 2010
Cash flows used in operating activities
Net loss	$26,607,640	$(643,279)	$37,405	$12,522
Adj to reconcile net loss to net cash used in operating activities:
Depreciation & Amortization	399,000	399,000	399,000	399,000
Impairment of Intangible Assets	—	—	—	—
Share-based compensation	789,000	789,000	789,000	789,000
Deferred tax expense	—	—	—	—
Change in assets and liabilities:	—	—	—	—
Accounts receivable	898,117	(299,339)	(497,413)	101,221
Inventory	(212,161)	(18,662)	51,701	235,182
Other current assets	(133,000)	(223,000)	153,000	153,000
Other assets	7,332	7,332	7,332	7,332
Accounts payable and accrued expenses	(2,340,137)	135,942	803,058	456,723
Litigation reserve	(27,553,643)	—	—	—
Deferred credits	—	—	(231,750)	—
Net cash used in operating activities	$(1,537,852)	$146,994	$1,511,333	$2,153,980

Cash flows used in investing activities
Acquisition of property and equipment	(32,718)	(71,812)	(71,812)	(71,812)
Capitalized intellectural property costs	(75,000)	(105,000)	(165,000)	(135,000)
Net cash used in investing activities	$(107,718)	$(176,812)	$(236,812)	$(206,812)

Cash flows provided by financing activities
Payments on capital lease obligations	(6,071)	—	—	—
Proceeds from (payment of) debt obligation, net	—	(372,149)	(518,983)	(451,927)
Proceeds from DIP financing	—	—	—	—
Proceeds from the exercise of options and warrants	—	—	—	—
Net cash (used in)/provided by financing activities	$(6,071)	$(372,149)	$(518,983)	$(451,927)

Net change in cash	$(1,651,641)	$(401,968)	$755,538	$1,495,241
Cash - beginning of period	$5,528,130	$3,876,489	$3,474,521	$4,230,060
Cash - end of period	$3,876,489	$3,474,521	$4,230,060	$5,725,300

Confidential

Luna Innovations Incorporated

Forecasted Cash Flow

	Forecast Q1 2011	Forecast Q2 2011	Forecast Q3 2011	Forecast Q4 2011
Cash flows used in operating activities
Net loss	$(449,735)	$(175,899)	$229,335	$310,196
Adj to reconcile net loss to net cash used in operating activities:
Depreciation & Amortization	399,000	399,000	399,000	399,000
Impairment of Intangible Assets	—	—	—	—
Share-based compensation	789,000	789,000	789,000	789,000
Deferred tax expense	—	—	—	—
Change in assets and liabilities:	—	—	—	—
Accounts receivable	(816,228)	(538,757)	(599,413)	(255,511)
Inventory	(59,748)	(28,518)	(56,324)	176,748
Other current assets	(33,000)	(223,000)	153,000	153,000
Other assets	7,332	7,332	7,332	7,332
Accounts payable and accrued expenses	752,927	129,125	188,420	475,655
Litigation reserve	—	—	—	—
Deferred credits	—	—	—	—
Net cash used in operating activities	$589,548	$358,282	$1,110,351	$2,055,420

Cash flows used in investing activities
Acquisition of property and equipment	(96,812)	(75,000)	(125,000)	(75,000)
Capitalized intellectural property costs	(165,000)	(135,000)	(135,000)	(135,000)
Net cash used in investing activities	$(261,812)	(210,000)	$(260,000)	$(210,000)

Cash flows provided by financing activities
Payments on capital lease obligations	—	—	—	—
Proceeds from (payment of) debt obligation, net	(426,950)	(440,172)	(449,526)	(459,078)
Proceeds from DIP financing	—	—	—	—
Proceeds from the exercise of options and warrants	—	—	—	—
Net cash (used in)/provided by financing activities	$(426,950)	$(440,172)	$(449,526)	$(459,078)

Net change in cash	$(99,215)	$(291,890)	$400,825	$1,386,342
Cash - beginning of period	$5,725,300	$5,626,086	$5,334,196	$5,735,021
Cash - end of period	$5,626,086	$5,334,196	$5,735,021	$7,121,362

	January	February	March	April	May	June	July	August	September	Ocotber	November	December
Corporate	344,652	464,630	386,628	432,862	373,882	400,601	899,542	397,183	400,601	400,601	400,601	400,601
adj to tie to Q			203
Finance	127,009	148,452	93,086	75,520	71,002	61,011	125,000	70,000	66,665	61,297	65,580	88,580
Contracts	25,056	23,402	19,478	20,874	15,857	28,022	23,758	24,023	26,500	31,792	31,807	28,152
Sales & Marketing	92,045	87,906	83,229	103,416	60,554	91,133	64,647	64,094	61,747	57,639	55,743	53,455
Human Resources	20,355	21,142	16,384	17,904	9,311	26,475	16,882	16,882	23,475	18,075	18,075	30,075
Facilities	201,991	217,067	123,322	197,400	185,310	200,511	199,431	199,431	200,532	200,678	200,531	200,531
alloc to OH	(180,382)	(175,195)	(50,789)	(206,526)	(229,044)	(180,000)	(180,000)	(180,000)	(160,000)	(160,000)	(160,000)	(160,000)
IT	46,201	27,964	28,188	35,127	33,993	43,728	42,427	42,427	41,513	41,659	41,514	41,514
Legal	99,237	28,609	139,023	144,842	170,302	170,000	170,000	85,000	59,434	51,368	62,009	59,977
Nano SGA	17,513	27,183	7,616	18,413	15,978	15,000	22,946	25,709	16,968	11,148	11,148	11,148
B&P/IR&D	137,237	65,785	108,860	116,715	139,115	136,338	142,883	151,145	245,942	140,176	139,107	169,654
Prod Ops	29,390	46,070	57,086	68,915	42,401	52,556	44,635	44,635	55,997	53,997	52,497	52,497
LT SGA	84,685	184,967	172,956	193,421	186,053	162,645	140,790	149,460	212,127	145,000	195,000	205,000

Total SGA	1,044,989	1,167,982	1,185,270	1,218,883	1,074,714	1,208,021	1,712,941	1,089,990	1,251,501	1,053,429	1,113,612	1,181,184

LT Eng	226,442	266,889	265,935	186,759	141,387	182,444	172,975	187,665	178,252	182,621	224,125	260,000
Nano Eng	32,018	82,639	121,720	44,593	28,738	41,482	53,541	59,987	39,593	26,013	26,013	26,013

Total Eng	258,460	349,528	387,655	231,352	170,125	223,926	226,516	247,652	217,845	208,634	250,138	286,013

Legal - litigation			36,303,643
Legal - litigation prof fees	412,563	483,191	(58,407)	195,945	700,000	1,000,000	1,000,000	500,000	462,120	300,000	300,000	300,000

Total Litigation	412,563	483,191	36,245,236	195,945	700,000	1,000,000	1,000,000	500,000	462,120	300,000	300,000	300,000

Total Opex	1,716,012	2,000,701	37,818,161	1,646,180	1,944,839	2,431,947	2,939,457	1,837,642	1,931,466	1,562,063	1,663,750	1,767,197

	January	February	March	April	May	June	July	August	September	Ocotber	November	December
Corporate	426,335	428,512	454,815	423,572	429,746	428,089	421,915	425,636	424,575	424,575	424,575	424,575
Finance	119,823	143,100	90,442	50,462	82,962	52,676	83,245	52,245	50,245	147,962	52,245	75,245
Contracts	26,887	27,684	23,891	27,328	32,586	27,078	31,045	31,316	29,526	30,510	33,238	27,078
Sales & Marketing	59,046	63,676	64,835	73,835	66,265	63,227	71,008	70,444	68,050	63,859	61,909	59,575
Human Resources	17,249	18,174	10,659	17,715	17,715	17,715	17,715	17,715	19,755	17,715	17,715	29,955
Facilities	208,602	219,765	183,406	203,741	203,741	203,741	203,741	203,741	203,741	203,741	203,741	200,273
alloc to OH	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)	(180,000)
IT	51,316	34,504	31,772	44,099	44,699	44,099	44,099	44,099	44,360	43,171	43,171	43,171
Legal	43,151	49,983	102,189	57,329	66,933	60,809	54,244	62,123	59,633	53,150	61,894	59,822
Nano SGA	25,796	25,796	25,796	25,796	25,796	25,796	25,796	25,442	30,950	25,442	25,442	25,442
B&P/IR&D	152,126	152,126	152,126	152,126	194,620	142,013	150,114	157,566	131,434	85,755	154,394	141,577
Prod Ops	46,701	47,664	61,230	47,664	47,664	47,664	47,664	47,664	47,664	47,664	47,664	47,664
LT SGA	103,476	138,916	120,086	134,563	129,731	132,783	110,825	119,569	160,913	112,154	132,447	155,266

Total SGA	1,100,507	1,169,898	1,141,246	1,078,229	1,162,456	1,065,689	1,081,410	1,077,559	1,090,845	1,075,697	1,078,434	1,109,642

LT Eng	142,766	127,421	106,640	165,604	154,393	122,191	158,216	154,579	157,387	138,405	153,549	205,034
Nano Eng	60,190	60,190	60,190	60,190	60,190	60,190	60,190	59,365	72,217	59,365	59,365	59,365

Total Eng	202,957	187,612	166,831	225,795	214,583	182,382	218,406	213,944	229,604	197,769	212,913	264,399

Legal - litigation
Legal - litigation prof fees	—	—	—	—	—	—	—	—	—	—	—	—

Total Litigation	—	—	—	—	—	—	—	—	—	—	—	—

Total Opex	1,303,464	1,357,509	1,308,077	1,304,024	1,377,039	1,248,070	1,299,815	1,291,503	1,320,449	1,273,466	1,291,348	1,374,041

Luna Innovations

Amortization Schedule

HNSN Note

Assumptions
Loan Amount	$5,000,000
Annual Interest Rate	8.500%
Total Number of Payments	16
Total Additional Principal	1,205,355
Date of 1st Payment	6/1/2010
Total Interest Paid	661,486

Payment Date	Payment Number	Calculated Principal & Interest	Required Payment	Actual Payment	Days in Quarter	Payment Breakdown		Ending Balance	Additional Principal	Annual Interest	Annual Equity	Current	Long Term
						Principal	Interest
												1,776,762.22	3,223,237.78
6/1/2010	1	$371,906.95	371,906.95	485,152	90	265,656.95	106,250.00	4,621,098.00	113,245.05			1,838,032.41	2,789,818.12
9/1/2010	2	$371,906.95	371,906.95	617,181	90	273,708.62	98,198.33	4,102,115.33	245,274.05			1,768,575.60	2,340,292.26
12/1/2010	3	$371,906.95	371,906.95	539,097	90	284,737.00	87,169.95	3,650,188.28	167,190.05	291,618.28	525,709.15	1,775,726.83	1,881,213.98
3/1/2011	4	$371,906.95	371,906.95	504,517	90	294,340.45	77,566.50	3,223,237.78	132,610.05			1,817,610.03	1,412,380.29
6/1/2011	5	$371,906.95	371,906.95	508,666	90	303,413.15	68,493.80	2,783,065.59	136,759.05			1,719,475.19	1,070,342.93
9/1/2011	6	$371,906.95	371,906.95	508,666	90	312,766.81	59,140.14	2,333,539.73	136,759.05			1,619,254.99	721,037.27
12/1/2011	7	$371,906.95	371,906.95	508,666	90	322,319.23	49,587.72	1,874,461.45	136,759.05	546,406.45	1,068,596.36	1,516,905.10	364,308.88
3/1/2012	8	$371,906.95	371,906.95	508,666	90	332,074.64	39,832.31	1,405,627.76	136,759.05			1,412,380.29	—
6/1/2012	9	$371,906.95	371,906.95	371,907	90	342,037.36	29,869.59	1,063,590.40	—			1,070,342.93	—
9/1/2012	10	$371,906.95	371,906.95	371,907	90	349,305.65	22,601.30	714,284.74	—			721,037.27	—
12/1/2012	11	$371,906.95	371,906.95	371,907	90	356,728.40	15,178.55	357,556.35	—	362,269.91	679,646.26	364,308.88	—
3/1/2013	12	$371,906.95	365,154.42	365,154	90	364,308.88	7,598.07					—	—
6/1/2013	13	$371,906.95		—	90		—					—	—
9/1/2013	14	$371,906.95		—	90		—					—	—
12/1/2013	15	$371,906.95		—	90		—			115,079.81	136,759.05	—	—
3/1/2014	16	$371,906.95		—	90		—					—	—

as of 9/29/09	Pre petition

LT AP	457,047	1,052,000
LI AP	1,011,105
LT Uninvoiced Rec	10,671
LI Uninvoiced Rec	73,117
LT Acc Liab	114,691
LI Acc Liab	950,000	1,014,747

Total	2,616,631	2,066,747

	Jan 2010	Feb 2010	Mar 2010	Apr 2010	May 2010	June 2010	Jul 2010	Aug 2010	Sept 2010	Oct 2010	Nov 2010	Dec 2010	Jan 2011	Feb 2011	Mar 2011	Apr 2011	May 2011	Jun 2011	Jul 2011	Aug 2011	Sept 2011	Oct 2011	Nov 2011	Dec 2011
Monthly Rev	—	161,531	168,131	200,813	200,813	206,025	180,016	180,016	185,229	168,463	168,463	173,676	171,599	171,599	176,812	171,599	171,599	176,812	171,599	171,599	171,599	176,812	171,599	176,812
Quarterly Rev			329,662			607,651			545,262			510,603			520,010			520,010			514,797			525,223
Amount in excess			—			237,651			175,262			140,603			150,010			150,010			144,797			155,223

Actual billings	—	113,072	117,692	140,569	140,569	88862	126,011	126,011	117,977	117,924	117,924	134,151	120,119	120,119	129,762	120,119	120,119	129,761	120,119	120,119	129,761	123,768	120,119	126,112